EXHIBIT 4.7
CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS
BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED WITH RESPECT TO THE OMITTED PORTION.
SHARE SUBSCRIPTION AGREEMENT
by and among
MR. DANG HE
(as “Founder”)
MERRY CIRCLE TRADING LIMITED
(as “Merry Circle”)
CHARM COMMUNICATIONS INC.
(as “Company”)
and
AEGIS MEDIA PACIFIC LTD.
(as “Aegis”)
Dated as of 20 January 2010

i

LIST OF SCHEDULE AND EXHIBITS
SCHEDULE 1 LIST OF DOMESTIC COMPANIES
SCHEDULE 2 CAPITALIZATION TABLE
SCHEDULE 3 *****
SCHEDULE 4 *****
SCHEDULE 5 DISCLOSURE SCHEDULE
SCHEDULE 6 SPECIFIC EVENTS OF INDEMNITY
EXHIBIT A FORM OF THE SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
EXHIBIT B FORM OF THE SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
EXHIBIT C FORM OF THE CAYMAN LEGAL OPINION
EXHIBIT D FORM OF THE PRC LEGAL OPINION
EXHIBIT E ARTICLES OF ASSOCIATION
EXHIBIT F LIST OF DOMAIN NAMES
EXHIBIT G FORM OF PHK JV AGREEMENT
EXHIBIT H FORM OF THE ASSUMPTION AGREEMENT
EXHIBIT I FORM OF THE PHK SHAREHOLDERS’ AGREEMENT

v

SHARE SUBSCRIPTION AGREEMENT
     This SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of 20 January 2010 is made by and among:
(1)	Mr. Dang He , a PRC citizen holding PRC passport number, G38016389 (the “Founder”) and founder of the Company (hereinafter defined);

(2)	Merry Circle Trading Limited, a company incorporated and existing under the Laws of the British Virgin Islands with its registered office situated at Alara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (“Merry Circle”) and is owned as to 100% by the Founder;

(3)	Charm Communications Inc., a company incorporated and existing under the Laws of the Cayman Islands with its registered office situated at the offices of Maples Corporate Services Limited, P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”); and

(4)	Aegis Media Pacific Ltd., a company incorporated and existing under the Laws of England and Wales with an office situated at Parker Tower, 43 – 49 Parker Street, London, England, WC2B 5P5 (“Aegis”).
     The foregoing parties shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.
WHEREAS:
(A)	The Group Companies engage in the business of television advertising agency, media investment and consultancy, and branding and identity services in the PRC (the “Business”);

(B)	The Founder and his nominee are the shareholders of the Domestic Companies. Through certain contractual arrangements that have been entered into among the Founder and the nominee shareholder of the Domestic Companies, the Domestic Companies and the WFOE (the “Contractual Arrangements”), substantially all of the Domestic Companies’ business operations are controlled by the WFOE and substantially all of the economic risks and benefits of the Domestic Companies have been transferred to the WFOE;

(C)	As at the date hereof, the Company has an authorized capital of US$20,500 divided into 187,500,000 Ordinary Shares of par value US$0.0001 each and 17,500,000 Series A Preferred Shares of par value US$0.0001 each, of which 50,000,000 Ordinary Shares and 12,500,000 Series A Preferred Shares have been issued and are fully paid up. The particulars of the Company are set out in Schedule 2;

(D)	The Founder is also the sole member of Merry Circle and Honour Idea. Merry Circle is the registered and beneficial owner of 48,906,250 issued and fully paid up Ordinary Shares and Honour Idea is the registered and beneficial owner of 1,093,750 issued and fully paid up Ordinary Shares.

(E)	The Company shall repurchase 4,890,000 Ordinary Shares from Merry Circle, and redeem 62,500 Series A Preferred Shares from Swift Rise and 7,437,500 Series A Preferred Shares from Dynasty on the Closing Date.

(F)	Aegis has agreed to subscribe for and the Company has agreed to issue and allot to Aegis 12,390,000 Ordinary Shares (the “Subscribed Shares”) comprising, on an as converted and fully diluted basis, Seventeen and seven-tenths Per Cent (17.70%) of the total issued share capital of the Company subject to the terms and conditions hereinafter contained.
     NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:
          “Actions or Proceedings” means any action, suit, proceeding, arbitration or any investigation or audit by any Person.
          *****
          “Aegis Group” means Aegis Group plc and any existing and future Affiliates of Aegis Group plc from time to time.
          “Aegis Indemnified Parties” means Aegis and its Representatives.
          “Aegis Media” means the media division of the Aegis Group operating in the PRC and such other members of the Aegis Group which provide the same services as the media division of the Aegis Group in the PRC.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (including any Subsidiary). “Affiliates” and “Affiliated” shall have correlative meaning.
          “Agreement” has the meaning stated in the preamble and includes the Exhibits, and the Schedules, as any of the same shall be amended from time to time.

          “Amended Articles” means the amended and restated Memorandum and Articles of Association of the Company the form of which is attached as Exhibit E.
          “Anti-Corruption Laws” means collectively (i) the Criminal Law of the PRC, as amended from time to time, (ii) any other legislation applicable to the Parties that implements the OECD Convention Against Bribery of Foreign Public Officials in International Business Transactions, (iii) Foreign Corrupt Practices Act of 1977 (U.S.) and any rules and regulations promulgated thereunder, all as amended from time to time, and (iv) all other applicable Laws, conventions and international financial institution rules applicable to the Parties regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls.
          “Articles of Association” means the memorandum and articles of association of the Company, as amended from time to time.
          “Assets and Properties” of any Person means assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.
          “Bankruptcy Event” means with respect to any Person (the “Bankruptcy Party”), (a) the commencement by it of a Bankruptcy Proceeding with respect to itself or the consent by it to be subject to a Bankruptcy Proceeding commenced by another Person, (b) the commencement by another Person of a Bankruptcy Proceeding with respect to the Bankruptcy Party that remains unstayed or undismissed for a period of thirty (30) consecutive days, (c) the appointment of or taking possession by a Receiver over the Bankruptcy Party or any substantial part of its property, (d) the making by the Bankruptcy Party of a general assignment for the benefit of its creditors or the admission by the Bankruptcy Party in writing of its inability to generally pay its debts as they come due, (e) the entry by a court having jurisdiction over the Bankruptcy Party or a substantial part of its property of an Order for relief under any Bankruptcy Law which remains unstayed or undismissed for a period of thirty (30) consecutive days, (i) adjudging the Bankruptcy Party bankrupt or insolvent, (ii) approving as properly filed a petition seeking the reorganization or other similar relief with respect to the Bankruptcy Party, (iii) appointing a Receiver over the Bankruptcy Party or any substantial part of its property or (iv) otherwise ordering the winding up and liquidation of the Bankruptcy Party or (f) the occurrence of any event similar to (a), (b), (c), (d) or (e) under any applicable Law with respect to the Bankruptcy Party.
          “Bankruptcy Law” means any bankruptcy, insolvency, reorganization, composition, moratorium or other similar Law.

          “Bankruptcy Proceeding” means a case or proceeding under any Bankruptcy Law wherein a Person may be adjudicated bankrupt, insolvent or become subject to an Order of reorganization, arrangement, adjustment, winding up, dissolution, composition or other similar Order.
          “Benefit Plan” means any Employee benefit plan (including pension and severance) which (a) is maintained, administered or contributed to by the Company or any Subsidiary or which could result in any liability for the Company or a Subsidiary and (b) covers any Employee or former Employee of the Company or any Subsidiary.
          “Board” means the board of directors of the Company.
          “Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company and its subsidiaries, including without limitation financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, share certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.
          “Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of the Group Companies taken as a whole.
          “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the PRC, the U.S., Hong Kong, the British Virgin Islands or the Cayman Islands are authorized or obligated to close.
          “BVI Sub” means Movie-Forward Ltd., a company incorporated under the Laws of the British Virgin Islands with its registered office situated at Alara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands and a wholly-owned Subsidiary of the Company.
          “BVI Sub II” means Media Port Holdings Limited, a company incorporated under the Laws of the British Virgin Islands with its registered office situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and a wholly-owned Subsidiary of the Company.
          *****
          “Chaview” means Chaview Investments Limited, a company incorporated under the Laws of the British Virgin Islands with its registered office situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

          “Chaview Documents” means (i) the agreement among the Founder, Merry Circle, Chaview and the Company regarding certain put option given by Merry Circle to Chaview, dated an even date herewith (ii) the security agreement among the Founder, Merry Circle, Chaview, regarding certain security arrangement to be made by Merry Circle and Founder in favor of Chaview dated an even date herewith and (iii) all documents, agreements and instruments contemplated or executed pursuant to the agreements set out in (i) and (ii) above.
          “Closing Date” means a date as soon as possible after the date of this Agreement but no later than 20 January 2010 (or such other date as the Parties mutually agree in writing).
          “Confidential Information” means (a) any information concerning the organization, business, technology, trade secrets, know-how, finance, transactions or affairs of any Party or any Party’s Representatives (whether conveyed in written, oral or in any other form and whether such information has been furnished before, on or after the date of this Agreement), (b) any information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information and (c) this Agreement, the transactions contemplated hereby, the terms and conditions hereof or any discussions, correspondence or other communications among the Parties or their respective Representatives relating to this Agreement or any of the transactions contemplated hereunder.
          “Contract” means any agreement, lease, license, engagement, evidence of Indebtedness, mortgage, indenture, security agreement, financial instrument, purchase order, commitment, arrangement, understanding or other contract (whether written, oral or otherwise).
          “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
          “Control Documents” means the equity pledge agreement, proxy agreement, exclusive technological service agreement, future share transfer and cooperative agreement and trademark, domain names and trade names license agreements that have been entered into by and among the WFOE, the Domestic Companies, the Founder and/or the shareholders of the Domestic Companies, as set forth in Section 3.19(a) of the Disclosure Schedule.
          “Domestic Company” means Persons listed on Schedule 1 hereto, each a company organized and existing under the Laws of the PRC (each a “Domestic Company”, and collectively, the “Domestic Companies”)
          “Dynasty” means Dynasty Cayman Limited, a company incorporated under the Laws of the Cayman Islands.
          “Employee” means any officer or employee including any part-time, regular contract or fixed-term officer or employee.

          “Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person, (d) any adverse claim as to title, possession or use, and (e) any direct or indirect repurchase, resale, participation or obligation, understanding or arrangement (whether formal or informal, written or oral).
          “Equity Securities” means the share capital, membership interests, partnership interests, registered capital or other ownership interest in any Person or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such share capital, membership interests, partnership interests, registered capital or other ownership interests (whether or not such derivative securities are issued by such Person) and includes the Shares.
          “ESOP” means the Company’s 2008 Share Incentive Plan as adopted by a written shareholders resolution of the Company on 1 April 2008.
          “Government Authority” means, with respect to any Person, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any jurisdiction in which such Person conducts business or operations, or any province, state, country, city or other political subdivision thereof.
          “Group Companies” means the Company, BVI Sub, BVI Sub II, HK Sub, WFOE, the Domestic Companies and any other existing and future, Subsidiary of a Group Company collectively, and individually, a “Group Company”.
          “HK Sub” means Charm Hong Kong Limited, a company incorporated under the Laws of Hong Kong with its registered office situated at Flat A, 18/F, Kingswell Commercial Tower, 171 Lockhart Road, Wan Chai, Hong Kong and a wholly-owned Subsidiary of the BVI Sub.
          “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
          “Honour Idea” means Honour Idea Limited, a company incorporated under the Laws of the British Virgin Islands with its registered office situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
          “Indebtedness” of any Person means all obligations (contingent or otherwise) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, notes payable and drafts accepted representing extension of credit or similar instruments, (c) for the deferred purchase price of goods or services incurred outside the ordinary course of business of such

          Person, (d) under capital leases incurred outside the ordinary course of business of such Person or (e) in the nature of guarantees of the obligations described in subsections (a) through (d) above of any other Person.
          “Intellectual Property” means all patents and patent rights, entity models, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, internet domain names and sub-domains, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, entity models, trademarks, service marks, copyrights and internet domain names and sub-domains.
          “Investment Assets” means all debentures, notes and other evidences of Indebtedness, Equity Securities, interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned legally or beneficially by the Company or any Subsidiary and issued by any Person other than the Company or any Subsidiary (other than trade receivables generated in the ordinary course of business of the Company and the Subsidiaries).
          “Initial Public Offering” shall mean the first Public Offering of Equity Securities of the Company or IPO Vehicle upon the consummation of which such securities are listed on the NASDAQ Global Market, the New York Stock Exchange or the Hong Kong Stock Exchange, which shall reflect the valuation of the Company or IPO Vehicle (as determined by reference to the initial public offering price) immediately prior to the Initial Public Offering of no less than US$280 million.
          “IPO Vehicle” means the Company or a Person organized to effect an Initial Public Offering.
          “Key Employees” means senior management and executive officers of any member of the Group Companies.
          “Law” means any constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances, mandatory guidelines, circulars, orders or implemented policies of any Government Authority or any Order.
          “Liabilities” means all Indebtedness, obligations, Taxes and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or become due).
          “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Government Authority.

          “Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses of any kind or nature whatsoever (including tax losses, penalties, interest, court costs, fees of attorneys, accountants, tax professionals and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).
          “Material Adverse Effect” means an effect of any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or in the aggregate, is, has been, or would reasonably be expected to be, materially adverse to the Business or Condition of the Group Companies, or on the ability of any of the Group Companies, Merry Circle or the Founder, as the case may be, to consummate the transactions contemplated hereby and by other Transaction Documents.
          “MOFCOM” means the Ministry of Commerce of the PRC.
          “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right, proxies, Contract or other understanding or arrangement (whether formal or informal, written or oral) that gives the right to (a) purchase or otherwise receive or be issued any Equity Securities or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of Equity Securities of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election or appointment of any directors or officers of such Person or the manner in which any Equity Securities of such Person are voted.
          “Order” means any writ, judgment, decree, injunction, award or similar order of any Government Authority (in each such case whether preliminary or final).
          “Ordinary Shares” means ordinary shares in the Company with voting rights, par value US$0.0001 per share.
          “Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares and instruments convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preferred Shares.
          “Person” means an individual, firm, corporation, partnership, association, limited liability company, union, trust or estate or any other entity or organization whether or not having separate legal existence, including any Government Authority.
          “PHK” means Posterscope (Hong Kong) Limited, a company incorporated under the Laws of Hong Kong with its registered office situated at 16th Floor, 633 King’s Road, North Point, Hong Kong.
          “PHK Group” means PHK and any other existing and future Subsidiary of PHK from time to time (including
() (Beijing Vizeum Advertising Co. Ltd.)).

          “PHK JV Agreement” means the joint venture agreement to be entered into among the Company, Aegis, Posterscope Advertising Limited, BVI Sub II and PHK substantially in the form set forth in Exhibit G hereto, as amended from time to time.
          “PHK Shareholders’ Agreement” means the Shareholders’ Agreement to be entered into among the Company, BVI Sub II, Posterscope Advertising Limited, Aegis and PHK substantially in the form set forth in Exhibit I hereto, as amended from time to time.
          “PRC” means the People’s Republic of China but, solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.
          “Public Offering” means, in the case of an offering in the U.S., an underwritten public offering of Equity Securities of a Person pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, and, in the case of an offering in any other jurisdiction, a widely distributed underwritten offering of Equity Securities of a Person in which both retail and institutional investors are eligible to buy in accordance with the applicable securities laws of such jurisdiction.
          “Public Official or Entity” means (i) an officer, employee, agent or representative of any government or military; (ii) any department, agency, corporate entity, instrumentality or political subdivision of any government or military; (iii) any person or commercial entity acting in an official capacity for or on behalf of any government or military; (iv) any candidate for political office, any foreign political party or any official of a foreign political party; or (v) any officer, employee, agent or representative of any public international organization.
          “Redemption Notice” means that certain redemption notice with respect to the Series A Preferred Shares held by Dynasty and Swift Rise.
          “Regulation 10” means the Regulations Regarding the Merger and Acquisition of Chinese Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange of the PRC which came into effect on 8 September 2006.
          “Representatives” means with respect to any Person, such Person’s directors, officers, Employees, agents, Affiliates, partners, counsel, legal and financial advisers, accountants, consultants, controlling persons, prospective investors and prospective sources of capital.
          “RMB” means the Renminbi, the lawful currency of the PRC.
          “Second Amended and Restated Registration Rights Agreement” means an amended and restated registration rights agreement to be entered into among Aegis, Chaview, the Founder and the Company, substantially in the form set forth in Exhibit A hereto .

          “Second Amended and Restated Shareholders Agreement” means an amended and restated shareholders agreement to be entered into among Aegis, the Founder, Merry Circle, Honour Idea, Chaview and the Company, substantially in the form set forth in Exhibit B hereto.
          “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (U.S.) promulgated thereunder, all as amended from time to time.
          “Series A Preferred Shares” means the Series A preferred shares, par value US$0.0001 per share, of the Company.
          “Shares” means, collectively, the Ordinary Shares and the Series A Preferred Shares and any and all other shares in the capital of the Company or the IPO Vehicle from time to time.
          “Subsidiary” means, with respect to any Person, any entity which such Person controls, directly or indirectly. In respect of the Group Companies, means any Person which the Company, BVI Sub, BVI Sub II, HK Sub, WFOE or each Domestic Company, as the case may be, controls, directly or indirectly.
          “Swift Rise” means Swift Rise International Limited, a company incorporated under the Laws of the British Virgin Islands with its registered office situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
          “Tax” means any form of taxation (including any value added, excise, use, personal property, use and occupancy, business and occupation, mercantile, real estate, payroll, franchise or capital gains tax), estate duty, stamp duty, customs duty, deduction, withholding, duty, impost, levy or fee or charge levied, collected, withheld or assessed by any Government Authority and any interest, penalty, surcharge or fine in connection therewith or any other measure of tax.
          “Transaction Documents” means this Agreement, the Second Amended and Restated Shareholders Agreement, the Second Amended and Restated Registration Rights Agreement and the Amended Articles.
          “U.S.” means the United States of America.
          “US$” means the United States dollar, the lawful currency of the U.S.
          “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.
          “WFOE” means Nanning Jetlong Technology Co., Ltd. , a wholly-foreign owned enterprise established under the Laws of the PRC and a wholly owned subsidiary of HK Sub.

          “2009 Financial Statements” means the consolidated financial statements of the Company for the year ended 31 December 2009 prepared in accordance with U.S. GAAP and audited by one of the “big four” international accounting firms.
          “2010 Financial Statements” means the consolidated financial statements of the Company for the year ended 31 December 2010 prepared in accordance with U.S. GAAP and audited by one of the “big four” international accounting firms.
          “2010 Net Income” means the after tax net income on the 2010 Financial Statements after the following adjustments:
(i)	excluding any earnings obtained through or as the result of any merger, amalgamation or other business combination between any other entity and the Company or its Subsidiaries unless such merger, amalgamation or business combination has been approved by the Board of the Company in advance;

(ii)	excluding any extraordinary item of material earnings obtained by the Company or its Subsidiaries other than in their ordinary course of business;

(iii)	excluding any extraordinary expenses;

(iv)	excluding expenses for share based compensation;

(v)	excluding any expenses incurred in connection with the Initial Public Offering and the Company’s other financing transactions; and

(vi)	excluding any income or loss from operation of the PHK Group.
          1.2 Additional Definitions.
The following terms shall have the meanings set forth in the indicated section of this Agreement:

Defined Terms	Section Reference
“Aegis”	Preamble
“Aegis – Company Option Event”	12.7(a)(ii)
“Aegis – Dang Option Event”	12.7(a)(i)
“Aegis Intention Notice”	12.12(a)
“Aegis Offered Shares”	12.12(a)
“Aegis Offeror”	12.12(a)
“Aegis Put Option”	12.7(a)
“Aegis Put Option Notice”	12.7(a)
“Aegis Put Price”	12.7(b)
“Agreement”	Preamble
“Agreement Provision”	14.1(b)
“Audited Financial Statements”	3.9(a)(i)
“Business”	Recital (A)
“Charm Accounts”	3.9(c)
“Company”	Preamble
“Company Purchase Option”	12.12

Defined Terms	Section Reference
“Company Purchase Option Exercise Period”	12.12
“Company Purchased Shares”	12.12
“Contractual Arrangements”	Recital (B)
“Disclosing Party”	11.1
“Founder”	Preamble
“Founder Call Option”	12.15(a)
“Founder Call Option Notice”	12.15(a)
“Founder Call Price”	12.15(a)
“Founder Loan Note”	3.10(c)
“Founder Repurchase Agreement”	3.10
“General Limitations”	3.2(b)
“ICC Rules”	13.2(a)
“Indemnity Amount”	9.1(d)
“Lease”	3.16(b)
“Leased Properties”	3.16(c)
“Management Accounts”	3.9(c)
“Merry Circle”	Preamble
“Minimum Claim Amount”	9.1(a)
“Other Transaction Document Provision”	14.1(b)
“Permitted Transferees”	14.4(b)
“Redemption Notice”	3.10
“Related Party”	3.22(a)
“Relevant Buyer”	12.7(a)
“SAFE”	5.9(a)
“SAFE Registration”	3.7(b)
“*****”	*****
“Subscribed Shares”	Recital (F)
“Subscription Price”	2.1
“Tax Returns”	3.13(a)
“Third Party Claim Amount”	9.1(d)
“Voting Securities”	12.16
          1.3 Construction. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, words such as “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or sub-section of this Agreement, and references herein to “articles” or “sections” refer to articles or sections of this Agreement. Unless otherwise specified, references herein to the word “including” shall be deemed to be followed by words “without limitation” or “but not limited to,” as applicable, or words of similar import. In the event that any translated version of this Agreement differs from the English version, the English version shall prevail. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Where any of the representations and warranties is qualified in this Agreement or in the Schedule by the expression “to the Company’s knowledge” or “as far as the Company is aware” or any similar expression, such representation or warranty shall be deemed to include an additional statement that it has been made after reasonable, diligent and careful enquiry. References to the “knowledge” of the Company shall include the actual knowledge of the Founder. Provisions purporting to be an obligation on the part of a Subsidiary or Affiliate of a Party who is not itself a party to this Agreement shall be construed as an obligation on the part of the Party to procure the performance of its Subsidiary or Affiliate.
ARTICLE II
SUBSCRIPTION OF SHARES
          2.1 Subscription of Shares. Subject to the terms and conditions in this Agreement, Aegis agrees to subscribe for at Closing, and the Company agrees to issue and allot to Aegis at Closing, the Subscribed Shares for an aggregate subscription price of Forty-nine Million Five Hundred Sixty Thousand US Dollars (US$49,560,000) (the “Subscription Price”). The Subscribed Shares to be subscribed by Aegis shall represent Seventeen and Seven-tenths Per Cent (17.70%) of the as converted and fully diluted share capital of the Company immediately after Closing, including, without limitation, any Ordinary Shares, Ordinary Share Equivalents and Ordinary Shares issuable under the ESOP and with fractional shares rounded up, as set forth in the Capitalization Table attached as Schedule 2 hereto.
          2.2 Closing. Subject to the satisfaction or waiver of all conditions to Closing set forth in Article VI and Article VII, at the Closing Date:
          (a) the Company shall deliver and shall procure each of the relevant parties (other than Aegis) to deliver to Aegis:
(i)	certified copy of board resolutions of the Company and written resolutions of all holders of Shares approving, inter alia, (A) the execution and performance of all obligations under the Transaction Documents to which the Company is a party, and such other documents as may be required to be executed by the Company; (B) the issuance and allotment of the Subscribed Shares for registration and the entry of Aegis in the register of members of the Company; and (C) the appointment of a person nominated by Aegis or its nominee as director of the Company pursuant to the Second Amended and Restated Shareholders’ Agreement;

(ii)	certificate(s) representing the Subscribed Shares in the name of Aegis and/or its nominee duly issued by the Company in accordance with its Articles of Association;

(iii)	copies, certified by a director or secretary of the Company, of its register of members showing that Aegis and/or its nominee has been registered as the holder of the Subscribed Shares;

(iv)	copies, certified by the director/secretary of the Company, of its register of directors showing that the person nominated by Aegis or its nominee as director of the Company has been registered as a director of the Company;

(v)	original or certified copy of Certificate of Good Standing of the Company issued by the Companies Registry of the Cayman Islands and dated 11 January 2010;

(vi)	original or certified copy of Certificate of Incumbency of the Company issued by the Cayman Islands registered agent of the Company dated 13 January 2010;

(vii)	the Second Amended and Restated Registration Rights Agreement duly executed by all the parties thereto (except Aegis or its nominee);

(viii)	the Second Amended and Restated Shareholders’ Agreement duly executed by all the parties thereto (except Aegis or its nominee);

(ix)	list of Key Employees and copies of employment contracts entered into by and between each Key Employee and a member of the Group Company (with compensation information being concealed); and

(x)	written special resolutions of all shareholders of the Company adopting the Amended Articles in accordance with Section 6.7 hereof executed by all parties (except Aegis or its nominee).
          (b) Aegis shall deliver and shall procure its nominee to deliver to the Company counterparts of the Transaction Documents to which it is a party duly executed by Aegis and/or its nominee.
          (c) Aegis shall pay the Subscription Price to the Company by bank draft or by wire transfer of immediately available U.S. dollar funds into the accounts designated by the Company. The Company shall provide details of the designated accounts to Aegis in writing at least three (3) Business Days prior to Closing.
          (d) Aegis shall deliver to the Company certified copy of the board resolutions of Aegis approving the execution and performance of all obligations under this Agreement and the other Transaction Documents to which it is a party and such other documents as may be required to be executed by it hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY, MERRY CIRCLE
AND THE FOUNDER
PART I
          The Company represents and warrants to Aegis the following as of the date of this Agreement, and such representations and warranties shall be deemed to be made as of the Closing Date (if different from the date of this Agreement), except as set forth on the Disclosure Schedule attached hereto as Schedule 5 (the “Disclosure Schedule”), which exceptions shall be deemed to modify the representations and warranties hereunder; provided that each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date on which such representation or warranty is deemed to be made (except that, for the avoidance of doubt, any representation or warranty that is expressed to be made by reference to the facts and circumstances existing as at a specific date shall be made by reference to the facts and circumstances existing as at such specific date); provided further, that the Disclosure Schedule shall be updated and delivered to Aegis at least three (3) Business Days before the Closing Date to reflect any new fact, circumstance or occurrence between the date hereof and the Closing Date but any such update shall not be deemed to have modified any representation or warranty made under this Part I of Article III.
          3.1 Organization.
          (a) Each of the Company and each other Group Company is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) Each of the Company and each other Group Company has the full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company and each other Group Company is duly qualified, licensed or admitted to do business in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except that the failure to be so qualified, licensed or admitted would not result in a Material Adverse Effect.
          3.2 Authority.
          (a) The execution and delivery by the Company and each Group Company of this Agreement and each other Transaction Document to which it is a party, and the performance by the Company and each other Group Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action of such Party (including all necessary corporate actions).

          (b) This Agreement, when executed and delivered by the Company , and each other Transaction Document, when executed and delivered by the Company and each other Group Company that is a party to such Transaction Document, will constitute a legal, valid and binding obligation, enforceable against such Party in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies (the “General Limitations”).
          3.3 Valid Issuance of Subscribed Shares.
          (a) The Subscribed Shares, when issued and allotted at Closing, will be duly and validly issued and allotted, fully paid and non-assessable, free and clear of all Encumbrances, and free of restrictions or limitations on transfer other than restrictions on transfer under applicable Laws and those set out in the Amended Articles and the Second Amended and Restated Shareholders Agreement.
          (b) The Subscribed Shares owned by Aegis shall represent Seventeen and Seven-tenths Per Cent (17.70%) of the as converted and fully diluted share capital of the Company immediately after Closing including any Ordinary Shares, Ordinary Share Equivalents and Ordinary Shares issuable under the ESOP and with fractional shares rounded up, as set forth in the Capitalization Table attached as Schedule 2 hereto.
          (c) The register of members of the Company is evidence that the Ordinary Shares set forth on such register of members as owned by Aegis are legally owned by Aegis.
          3.4 Capitalization. The authorized capital of the Company immediately prior to the consummation of the transactions contemplated under the Redemption Notice and Founder Repurchase Agreement consists or will consist of (i) 187,500,000 Ordinary Shares, par value US$0.0001 per share, of which 50,000,000 are issued and outstanding and (ii) 17,500,000 Series A Preferred Shares, par value US$0.0001 per share, of which 12,500,000 are issued and outstanding. Each of the issued and outstanding Shares, are duly authorized, validly issued, fully paid and non-assessable. The information set forth under “CAPITALIZATION TABLE – PRIOR TO REPURCHASE” in Schedule 2 hereto is true and accurate. Except as set forth in Section 3.4 of the Disclosure Schedule and as may be provided in the Transaction Documents, there are no outstanding Options, right of first refusal, preemptive rights or other rights or agreements, either directly or indirectly, to purchase, convert or otherwise acquire or issue any Equity Securities of the Company.
          3.5 Subsidiaries.
          (a) Section 3.5 of the Disclosure Schedule sets forth the name and the jurisdiction of organization of each Subsidiary. Each such Subsidiary is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation, and has full corporate power and authority to conduct its business as and to the extent now conducted or as proposed to be conducted and to own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed or admitted to do business in each jurisdiction in which it currently conducts business and has all necessary licenses, franchises, concessions, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all necessary declarations and filings with, all Government Authorities to own, use and lease its Assets and Properties and to conduct business, except where the failure to be so qualified, licensed or admitted and the lack of such licenses, franchises, concessions, consents, authorizations, approvals, orders, certificates, permits and the failure to such declarations or filings would not individually or in the aggregate result in a Material Adverse Effect. All filings and registrations with the relevant PRC Government Authority required in respect of all Subsidiaries which are incorporated under the Laws of the PRC have been duly and timely made in accordance with the relevant PRC Laws, except for such failures that would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any other Group Company has any reason to believe that any Government Authority is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits and the Group Companies and their Subsidiaries are in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits in all material respects. The Articles of Association and all other constitutional documents of each Group Company provided to Aegis are true, complete and up-to-date.
          (b) Section 3.5 of the Disclosure Schedule lists for each Subsidiary of the Company the amount of its authorized share capital, the amount of its outstanding share capital and the record owners and beneficial owners, if different from the record owners, of such outstanding share capital. All of the outstanding shares of share capital of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and, except the outstanding shares of Domestic Companies, are owned, beneficially and legally, by the Company or its Subsidiaries free and clear of all Encumbrances. There are no outstanding Options or other rights, agreements, arrangements or commitments (other than those created by the Control Documents) to which any Subsidiary of the Company is a party or by which such Subsidiary is bound relating to the issued or unissued share capital or its equivalent or any security of any kind convertible into or exchangeable for any equity interests of such Subsidiary, except for those under the Transaction Documents.
          (c) Neither the Company, BVI Sub nor HK Sub has any Assets, tangible or intangible, or Properties other than its interests in its Subsidiaries, except cash and short term investments. In respect of any ownership interests held in a Subsidiary, (i) the Company and BVI Sub hold good and valid title to such ownership interests free and clear of all restrictions on transfer or other Encumbrances, other than those restrictions on transfer or other Encumbrances created by the Transaction Documents, (ii) such ownership interest was acquired in compliance with all applicable Laws, and (iii) there are no outstanding Options or rights for the purchase or acquisition from the Company or another Subsidiary of such ownership interests, except for those under the Transaction Documents.
          (d) Except in the case of prohibition imposed by PRC Laws, the Subsidiaries are not prohibited, directly or indirectly, from making any payments, dividends or other distributions to the Company or from making any other distribution on the Subsidiaries’ equity interest or from transferring any of the Subsidiaries’ Assets and Properties to the Company. Except in the case of prohibition imposed by PRC Laws, all dividends and other distributions declared and payable upon the equity interest in the Subsidiaries to the Company may be converted into foreign currency that may be freely transferred out of the PRC.
          3.6 No Conflicts. The execution and delivery by the Company and each of the other Group Companies of this Agreement and each other Transaction Document to which it is a party does not, and the performance by the Company and each of the Group Companies of their obligations under this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the formation and/or constitutional documents of the Company, or any other Group Company or any Subsidiary thereof;
          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.6 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company, or any other Group Company or any of their respective Assets and Properties, except as would not result in a Material Adverse Effect; or
          (c) (i) contravene, conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default or result in a loss of benefit under, (iii) require the Company, or any other Group Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Encumbrance upon the Company, or any other Group Company or any Subsidiary thereof or any of their respective Assets and Properties under, any Contract or License to which the Company, or any other Group Company is a party or under which any of their respective Assets and Properties is bound, except as would not result in a Material Adverse Effect.
          3.7 Governmental Approvals and Filings.
          (a) Except as disclosed in Section 3.7 of the Disclosure Schedule, no consent, approval, order, license, authorization or action of, or registration, qualification, designation, declaration or filing with or notice to any Government Authority on the part of the Company, or any other Group Company is required in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which any of them is a party or the consummation of the transactions contemplated hereby or thereby, or if any such approval, order, license, authorization or action, registration, qualification, designation, declaration or filing is required, the same has been obtained or made prior to the Closing Date.
          (b) The Founder and all other direct and indirect shareholders of the Company,

to the extent required by PRC Law, have completed the registration, as of the date hereof and the Closing Date, as required under Circular 75 promulgated by the State Administration of Foreign Exchange of the PRC (“SAFE Registration”) on 21 October 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles” , effective as of 1 November 2005, or any successor rule or regulation under PRC Laws.
 3.8 Books and Records. The Books and Records of the Company and the Subsidiaries as made available to Aegis prior to the date hereof contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders, the boards of directors and any committees of the boards of directors of the Company and each of the Subsidiaries. The share transfer ledgers and other similar records of the Company and each of the Subsidiaries as made available to Aegis prior to the date hereof accurately reflect all record transfers prior to the date hereof in the Shares of the Company and the Subsidiaries.
          3.9 Financial Statements.
          (a) Prior to the date hereof, the Company has made available to Aegis true and complete copies of the following audited financial statements:
               (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of 31 December 2008 and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended 31 December 2008 (collectively, the “Audited Financial Statements”); and
               (ii) unqualified report from an independent registered public accounting firm in connection with the Audited Financial Statements.
          (b) The financial statements referred to in subsection (a) above (i) were prepared in accordance with the U.S. GAAP, (ii) fairly present, in all material respects, the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries as of the date thereof and for the period covered thereby, (iii) were compiled from the Books and Records the Company and its Subsidiaries regularly maintained by their management and used to prepare the financial statements of the Company and its Subsidiaries in accordance with the principles stated therein; (iv) to the knowledge of the Company, have been prepared and comply with the requirements of all relevant Laws and regulations in all material respects; (v) were prepared on consistent bases and policies of accounting; and (vi) were not affected by any other unusual or non-recurring material items that are not disclosed in the Audited Financial Statements.
          (c) Prior to the date hereof, the Company has made available to Aegis, true and complete copies of the consolidated management accounts of the Company and its Subsidiaries for the 11 month period ended 30 November 2009 (the “Management Accounts”, together with the Audited Financial Statements, collectively, the “Charm Accounts”).

 3.10 Absence of Activities. Except as disclosed in Section 3.10 of the Disclosure Schedule:
          (a) The Company, BVI Sub, BVI Sub II and HK Sub have no business operations and activities other than their own formation, holding shares of the Subsidiaries, entering into this Agreement and other Transaction Documents, carrying out the transactions as contemplated in the Transaction Documents, the activities related to the Initial Public Offering and any activities incidental thereto.
          (b) The Company does not have any Subsidiary other than BVI Sub and BVI Sub II. BVI Sub does not have any Subsidiary other than HK Sub. HK Sub does not have any Subsidiary other than WFOE.
          (c) Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto and to the other Transaction Documents on or prior to the Closing Date, neither the Company, BVI Sub, BVI Sub II nor HK Sub has any material Liability other than any Liability under (i) any Contract to which the Company, BVI Sub and/or HK Sub is bound made in relation to an Initial Public Offering, (ii) a share subscription agreement dated as of 16 July 2008 by and among the Company, Dynasty, Swift Rise and such other parties thereto, (iii) a share subscription agreement dated as of 15 August 2008 by and among the Company, Chaview and such other parties thereto, (iv) an amended and restated shareholders agreement dated as of 19 August 2008 by and among the Company, Dynasty, Swift Rise, Chaview and such other parties thereto, (v) an amended and restated registration agreement dated as of 19 August 2008 by and among the Company, Dynasty, Swift Rise, Chaview and such other parties thereto, (vi) the Redemption Notice, (vii) a repurchase agreement entered into among the Company, the Founder and Merry Circle as of even date herewith (“Founder Repurchase Agreement”), (viii) the promissory note issued by the Company to Merry Circle as of the Closing Date (“Founder Loan Note”), and (ix) the Chaview Documents.
          3.11 Absence of Changes. Except for (i) the execution and delivery of this Agreement and (ii) the transactions to take place pursuant hereto and to (A) the other Transaction Documents, (B) the Redemption Notice, (C) Founder Repurchase Agreement, (D) Founder Loan Note and (E) the Chaview Documents, since 30 November 2009, there has not been any Material Adverse Effect or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, except as disclosed in Section 3.11 of the Disclosure Schedule, there has not occurred since 30 November 2009:
          (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the Equity Securities of any Group Company, or any direct or indirect redemption, purchase or other acquisition by any Group Company of any such Equity Securities of or any Option with respect to any Group Company;
          (b) any authorization, issuance, sale or other disposition by any Group Company of any Equity Securities of or Option with respect to each Group Company;

          (c) any material increase in the salary, wages or other compensation of any senior executive officer of any Group Company;
          (d) (i) any incurrence by any Group Company of Indebtedness, or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of any Group Company under, any Indebtedness of or owing to any Group Company, except the incurrence of accounts payable in the ordinary course of business of the Group Companies;
          (e) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of any Group Company that would result in a Material Adverse Effect;
          (f) any material change in (i) any accounting, financial reporting, credit, allowance or Tax practice or policy of the Company or any Subsidiary, or (ii) any method of calculating any bad debt, contingency or other reserve of any Group Company for accounting, financial reporting or Tax purposes, or any change in the fiscal year of any Group Company, unless otherwise made pursuant to any change to the applicable Law or accounting guidance;
          (g) any write-off or write-down of or any determination to write off or write down any of the material Assets and Properties of any Group Company;
          (h) any acquisition or disposition of, or incurrence of an Encumbrance on, any Assets and Properties of any Group Company with a value exceeding One Million U.S. Dollars (US$1,000,000) (excluding any Investment Assets to be acquired by any Group Company as a result of the Group Companies’ advertising business cooperation with Dragon TV and Tianjin Satellite TV);
          (i) any (i) amendment of the Articles of Association or other constitutional documents of any Subsidiary other than any amendment in connection with the transactions contemplated hereby, (ii) recapitalization, reorganization, composition, liquidation or dissolution of any Group Company, other than the Change of Nominees, (iii) material merger or other business combination involving any Group Company with any other third party, or (iv) any Bankruptcy Event with respect to any Group Company;
          (j) any (i) entering into, material amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (x) any Contract which is required to be disclosed in Schedule 3.19(a) of the Disclosure Schedule; or (y) any License held by any Group Company, other than the Change of Nominees, or (ii) granting any power of attorney out of the ordinary course of business;
          (k) capital expenditures or commitments for additions to property, plant or equipment of the Company and the Subsidiaries constituting capital assets that in the aggregate exceed One Million U.S. Dollars (US$1,000,000);

          (l) any commencement or termination by the Company or any Subsidiary of any line of business (except (i) 3G cellular network-related advertising business activity, and (ii) any cooperation with China Film Group with respect to advertising business activity);
          (m) any transaction by the Company or any Subsidiary with the Founder or any Representative of the Founder with a value exceeding One Hundred Thousand U.S. Dollars (US$100,000) annually; or
          (n) any entering into of a Contract to do or engage in any of the foregoing after the date hereof.
          3.12 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet included in the Charm Accounts or in the notes thereto, there are no Liabilities against the Company or any Subsidiary or any of their respective Assets and Properties, other than Liabilities which, individually or in the aggregate, are not material to the Business or Condition of the Company or any Subsidiary.
          3.13 Taxes.
          (a) Each Group Company has filed all Tax returns, statement, reports and forms (including estimated Tax returns and reports and information returns and reports) (“Tax Returns”) that it was required to file in accordance with all applicable Laws. All such Tax Returns were true, correct and complete in all material respects and not misleading for the purpose of such Tax Returns. All Taxes which have become due and payable by each Group Company and each of their Subsidiaries (whether or not shown on any Tax Return) have been fully paid. There are no security interests on any of the Assets and Properties of any Group Company or any of their Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than as would not result in a Material Adverse Effect.
          (b) Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, creditor, independent contractor, or other third party in accordance with applicable Law.
          (c) No Group Company is aware of any statement of deficiency, assessment of additional Taxes or any claim or dispute regarding the Tax liability of any Group Company for any period for which Tax Returns have been filed.
          (d) No Group Company is a party to any Tax allocation or sharing agreement.
          (e) As of the Closing, each Group Company has prepared and retained the contemporaneous transfer pricing documentation in accordance with applicable Laws of the PRC.
          (f) Each Group Company has obtained all necessary approvals for Tax incentives or preferential treatments for which it is entitled to pursuant to applicable Laws and regulations and such approvals have not been expired, revoked or terminated by the relevant Government Authority.
          3.14 Legal Proceedings.
          (a) There are no Actions or Proceedings pending or, to the best knowledge of the Company, threatened, against any Group Company or any of their respective Assets and Properties.
          (b) There are no Orders outstanding against any Group Company.
          (c) None of the Group Companies nor any of its directors, officers, or employees has by any act or default committed: (i) any criminal or unlawful act in connection with the Business of the Company; (ii) any breach of trust in relation to the Business or affairs of the Company; and (iii) any breach of statutory duty or any tortious or fraudulent act which could entitle any third party to terminate any contract to which any Group Company is a party or could lead to a claim against Group Companies for damages, compensation or any injunction, except that any such act or breach would not result in a Material Adverse Effect.
 3.15 Compliance With Laws and Orders.
          (a) None of the Group Companies or the Founder is, or has received any notice that it is, in violation of or in default under any Law or Order applicable to any Group Company or any of their respective Assets and Properties.
          (b) All transactions conducted by the Group Companies, the Founder and other relevant parties involved to form the corporate structure of the Group as of the date hereof, including the various transactions contemplated by the Control Documents, are in compliance with Regulation 10 or any other applicable PRC Law in all material respects, and none of the Group Companies is, or has received any notice that it is, in violation of or in default under Regulation 10 or any other applicable PRC Law.
          3.16 Real Property.
          (a) The Group Companies have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by them for the full term of the lease thereof except as would not have a Material Adverse Effect.
          (b) Each Group Company has delivered to Aegis prior to the execution of this Agreement true and complete copies of all leases (each, a “Lease”) that are material to the Business (including any amendments and renewal letters) and, to the extent reasonably available.
          (c) In the case of each of the leased properties occupied by any Group Company under a Lease (collectively, “Leased Properties”):

(i)	the Lease is good, valid and subsisting and not void or voidable or otherwise liable to forfeiture or to be terminated earlier than the term stated in the Lease.

(ii)	the Group Company has paid on the due dates for payment and has at all times duly and properly observed and performed all of the lessor’s covenants, terms, obligations and conditions contained in the Lease, and has received no complaint regarding any alleged breach of any of such covenants, terms, obligations and conditions, except any non-compliance that would not result in a Material Adverse Effect.

(iii)	there are no outstanding claims, disputes, complaints, notices, orders or proceedings relating to or affecting the Leased Property.

(iv)	all Laws, statutes and subsidiary legislation regarding the Group Company’s use of the Leased Property have been complied with and all consents, licences or permits required thereunder have been obtained and any conditions or restrictions imposed by such consents, licences or permits have been observed and performed, except any non-compliance that would not result in a Material Adverse Effect.
          3.17 Tangible Personal Property; Investment Assets. Except as would not have a Material Adverse Effect:
          (a) The Group Companies are in possession of and have good title to, or have valid leasehold interests in or valid rights under Contract to use, all machinery, equipment, furniture, fixtures, vehicles and other properties and assets material for the conduct of the Business of the Group Companies, including all such property on the balance sheet included in the Company’s Audited Financial Statements and property acquired since 31 December 2008 (other than property disposed of since 31 December 2008) in the ordinary course of business consistent with past practice. All such property is free and clear of any Encumbrances and is in working order and condition.
          (b) Section 3.17 of the Disclosure Schedule describes each Investment Asset owned by each Group Company on the date hereof. Except as disclosed in Section 3.17 of the Disclosure Schedule, all such Investment Assets are owned by such Group Company free and clear of all Encumbrances.
          3.18 Intellectual Property Rights. Each Group Company has interests in or right to use the Intellectual Property disclosed in Section 3.18 of the Disclosure Schedule. Each Group Company has all rights, titles and interests in or valid and binding rights under Contract to use such Intellectual Property in connection with the Business. Other than the Intellectual Property disclosed in Schedule 3.18, there is no other Intellectual Property material in the conduct of the Business. Except as disclosed in Section 3.18 of the Disclosure Schedule, (i) none of the Group Companies has granted to any Person the right to use the Intellectual Property disclosed in Section 3.18 of the Disclosure Schedule, (ii) all registrations with and applications to any Government Authority in respect of the Intellectual Property owned by the Group Companies are valid and in full force and effect, (iii) each Group Company has taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, (iv) no Group Company is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use such Intellectual Property, and (v) to the best knowledge of the Company, no such Intellectual Property is being infringed by any other Person except as disclosed on Section 3.18 of the Disclosure Schedule. None of the Group Companies has received notice that any Group Company has infringed or is infringing any Intellectual Property of any other Person, and no claim is pending or has been made to such effect that has not been resolved and, to the best knowledge of the Company, no Group Company is infringing any Intellectual Property of any other Person, except as would not result in a Material Adverse Effect.
 3.19 Contracts.
          (a) Except as set forth on Section 3.19(a) of the Disclosure Schedule and the Transaction Documents, the Redemption Notice, Founder Repurchase Agreement, Founder Loan Note and the Chaview Documents, neither any Group Company nor any Subsidiary is bound by:
               (i) any material Contract (x) providing for or relating to employment or the termination of any Key Employee of the Company; and (y) providing for any obligation of any Group Company to make payments, other than (i) in the ordinary course of business, (ii) any grant pursuant to the ESOP, or (iii) any payment under the Company’s bonus schemes described under Section 3.24 of the Disclosure Schedule to any Key Employee;
               (ii) any material Contract (other than the Transaction Documents) with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary to engage in any business activity or compete with any Person;
               (iii) any material partnership, joint venture, shareholders or other similar Contracts with any Person (excluding any Contract entered into by any Group Company in connection with the advertising business cooperation with Dragon TV and Tianjin Satellite TV);
               (iv) any Contract relating to Indebtedness of any Group Company or to any preferred shares issued by any Group Company, other than the incurrence of accounts payable in the ordinary course of business of the Group Companies;
               (v) any material Contract relating to (x) the future disposition or acquisition of any Assets and Properties and (y) any merger or other business combination;
               (vi) any material Contract between or among any Group Company, on the one hand, and the Founder, on the other hand;

               (vii) any Contract (other than the Transaction Documents) that in any material respect, (x) limits, or contains restrictions on, the ability of any Group Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its Equity Securities, to incur Indebtedness, to incur or suffer to exist any Encumbrance, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any business combination or (y) require any Group Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and
               (viii) any other Contract that requires the payment by or to any Group Company or any Subsidiary of more than One Million Renminbi (RMB1,000,000) annually, except (x) any Contract (to which any Group Company is a party or by which any Group Company is bound) made in the ordinary course of business of the Group Companies; and (y) any Contract to which any Group Company is a party or by which any Group Company is bound made in relation to the Initial Public Offering.
          (b) Each Contract required to be disclosed in Section 3.19(a) of the Disclosure Schedule constitutes a legal, valid and binding agreement of the Group Companies who are parties to such Contract, enforceable against them in accordance with its terms; and except as disclosed in Section 3.19(b) of the Disclosure Schedule, none of the Group Companies is aware of, or has received any notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).
          (c) The Control Documents:
               (i) have been duly authorized, executed and delivered by each of the Group Companies and the Founder that is a party thereto and constitute a legal, valid and binding obligation of it, enforceable against it in accordance with their terms, except as limited by General Limitations;
               (ii) have been effected in compliance with all applicable Laws and no consents, approvals, authorizations, orders, registrations and qualifications by any Government Authority, other than the registration of equity pledge under the Contractual Arrangements, are required in connection with the Control Documents; and
               (iii) are not the subject of any action, claim, suit, demand, hearing, notice of violation or proceeding seeking to restrain, enjoin or otherwise challenge any of the transactions contemplated therein, except to the extent such would not, individually or in the aggregate, have a Material Adverse Effect.
          The transactions contemplated by the Control Documents constitute binding transactions completed by the parties to such Control Documents and such transactions are substantially complete, effective and enforceable in accordance with the relevant terms and conditions of the Control Documents other than the registration of equity pledge under the Contractual Arrangements.

          3.20 Licenses. The Group Companies and each of them validly hold all Licenses necessary to the conduct of their Business. None of the Group Companies is in default under any such Licenses in any material respect. Each License is valid and in full force and effect.
 3.21 Insurance.
          (a) Section 3.21 of the Disclosure Schedule lists all insurance policies currently in effect and taken out by the Group Companies in connection with the Business, operations or employees of any Group Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of any Group Company. Prior to the date hereof, the Company has made available to Aegis true and complete copies of such insurance policies.
          (b) No premiums are due or have not been paid in relation to, and no Group Company has received any notice of cancellation or termination in respect of, or is in default under, any insurance policy currently in effect that insure the Business, operations or employees of any Group Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of any Group Company.
          (c) All policies of insurance taken out in connection with the Business or Assets and Properties of any Group Company are written in the name of such Group Company and are in full force and effect; and such Group Company has not done or omitted to do or allowed anyone to do or not to do anything which might render any of those policies void or voidable and has complied with all conditions attached to them.
          (d) No claim under any policy of insurance taken out in connection with the Business or Assets and Properties of any of the Group Companies is outstanding and, so far as the Company is aware, there are no circumstances likely to give rise to such a claim.
 3.22 Related Party Transactions.
          (a) Except as disclosed in Section 3.22(a) of the Disclosure Schedule hereto, no employee, officer, director or shareholder of the Company or any Subsidiary or any Affiliate of any of them (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company, or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them other than (i) for payment of salary for services rendered not exceeding amounts equal to one month’s salary, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or the Subsidiary, and (iii) for other standard employee benefits made generally available to all employees, which Indebtedness described in clauses (i)-(iii) is incurred in the ordinary course of business consistent with past practice.

          (b) Except as disclosed in Section 3.22(b) of the Disclosure Schedule, to the knowledge of the Company, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any firm or corporation that competes with the Company or any Subsidiary, except that employees, officers, or directors of the Company and its Subsidiaries and members of such Related Party’s immediately families may own shares in publicly traded companies that may compete with the Company or any Subsidiary. No Related Party or member of its immediate family is directly or indirectly interested in any material contract with the Company or any Subsidiary.
 3.23 Employees; Labor Relations.
          (a) Section 3.23 of the Disclosure Schedule contains a list of the name of each director and senior executive officer of the Group Companies at the date hereof, together with each such person’s position or function.
          (b) Each Group Company has materially complied with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, housing funds, social welfare, social insurance contribution and collective bargaining and none of such Group Company is subject to any investigation or examination by any applicable Government Authority regarding the employment of labor, including but not limited to matters relating to social welfare, employee safety, housing funds and social insurance contribution.
          (c) No Group Company has entered into any Contract with any Employee or former Employee of any Group Company which entitles any such person to a claim for or as a result of which such person will become eligible for any bonus, retirement, severance, job security or similar benefit as a result of the transactions contemplated by this Agreement or any other Transaction Document.
          (d) Each of the senior executive officers listed in Section 3.23 of the Disclosure Schedule has entered into an employment agreement, non-competition agreement, and confidentiality and proprietary information agreement with the Company or the Subsidiary.
          (e) The Company has reserved 7,500,000 Ordinary Shares, solely for the purpose of issuing shares and granting options to Employees, advisors, officers, and directors of, and consultants to, the Company pursuant to the ESOP. As of the date hereof, 7,487,521 Ordinary Shares are issuable upon exercise of the outstanding stock options granted pursuant to the ESOP.
 3.24 Employee Benefits.
          (a) Section 3.24 of the Disclosure Schedule identifies and includes a brief description of each Benefit Plan of each Group Company. Each Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable Laws and is fully funded.

          (b) Each of the Group Companies has complied with all applicable Laws relating to any of the Benefit Plans, including by making all required contributions and payments required to be made by or on behalf of any Employees of the Group Companies to the relevant PRC Government Authority.
          3.25 Substantial Customers. Section 3.25 of the Disclosure Schedule lists the ten largest customers of the Group Companies on the basis of revenues for services provided in the year ended 30 September 2009.
          3.26 Accounts Receivable. Each of the accounts and notes receivable of each Group Company reflected on the balance sheet included in the Company’s Audited Financial Statements, and all accounts and notes receivable arising subsequent to 31 December 2008, (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are not subject to any valid set-off or counterclaim, (iii) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, and (iv) are not the subject of any Actions or Proceedings brought by or on behalf of any Group Company.
          3.27 Third Party Consents. No consent, waiver or approval to the performance by each Group Company of each of its obligations under this Agreement and each other Transaction Document to which it is a party or to the consummation of the transactions contemplated hereby and thereby as is required under any Contract to which such Group Company is a party or by which any of its Assets and Properties are bound.
          3.28 Brokers. All arrangements and discussions relating to this Agreement and the Transaction Documents contemplated hereby and thereby have been carried out by the Company directly with Aegis without the intervention of any Person on behalf of the Company in such manner as to give rise to any valid claim by any Person against Aegis or the Company for a finder’s fee, brokerage commission or similar payment.
          3.29 Anti-Corruption Compliance. The Company and its Affiliates, directors, officers, employees and authorized agents are in compliance and shall continue to comply with applicable Anti-Corruption Laws and shall not cause Aegis or its Affiliates to be in violation of any applicable Anti-Corruption Law. The Company and its Affiliates, directors, officers, employees and authorized agents have not and will not, directly or indirectly, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value, to a Public Official or Entity for purposes of unduly obtaining or retaining business for or with, or directing business to, any person by (i) influencing any official act, decision or omission of such Public Official or Entity; (ii) inducing such Public Official or Entity to do or omit to do any act in violation of the lawful duty of such Public Official or Entity; (iii) securing any improper advantage; or (iv) inducing such Public Official or Entity to affect or influence any act or decision of another Public Official or Entity. The Company shall ensure that no part of any payment, compensation, reimbursement or fee paid by Aegis pursuant to this Agreement or otherwise will be used directly or indirectly as a corrupt payment, gratuity, emolument, bribe, kickback or other improper benefit to a Public Official or Entity.

          3.30 Prior Registration Rights. Except as provided in the Amended and Restated Registration Rights Agreement between the Company, the Founder, Dynasty, Swift Rise and Chaview dated 19 August 2008, which is being amended by the Second Amended and Restated Registration Rights Agreement, or in any Transaction Documents, neither the Company nor any of its Subsidiaries is under any contractual obligation to register under the United States Securities Act of 1933, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.
          3.31 No State Assets. None of the assets of any Group Company constitutes state-owned assets or is required to undergo any form of valuation under applicable Laws of the PRC governing the transfer of state-owned assets prior to the consummation of the transactions contemplated herein or in any of the other Transaction Documents.
 3.32 Insolvency.
          (a) No order has been made and no resolution has been passed for the winding up of, or a provisional liquidator to be appointed in respect of, any Group Company and no petition has been presented and no meeting has been convened for the purpose of winding up any Group Company. No receiver has been appointed in respect of any Group Company; and
          (b) None of the Group Companies is insolvent or unable to pay its debts within the meaning of the applicable legislation to which it is subject and none of the Group Companies has stopped paying its debts as they fall due.
          3.33 Disclosure. Except as disclosed in Section 3.33 of the Disclosure Schedule, the Company has provided Aegis and/or its Representatives with all the information reasonably requested by Aegis and/or its Representatives to decide whether to subscribe for the Subscribed Shares. There is no fact known to the Company that has not been disclosed herein or in any other agreement, document or written statement furnished by the Company to Aegis and/or its Representatives in connection with the transactions contemplated hereby which would have a Material Adverse Effect. No representation or warranty contained in this Agreement, and no statement contained in any recital, Exhibit or Schedule hereto or in any certificate, list or other writing furnished to Aegis pursuant to any provision of this Agreement (including without limitation the financial statements) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. All financial projections, budgets and forecasts provided to Aegis and/or its Representatives have been prepared using reasonable and customary assumptions.
PART IA
          Merry Circle and the Founder jointly and severally represent and warrant to Aegis the following as of the date of this Agreement, and such representations and warranties shall be deemed to be made as of the Closing Date (if different from the date of this Agreement), except as set forth on the Disclosure Schedule which exceptions shall be deemed to modify the representations and warranties hereunder; provided that each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date on which such representation or warranty is deemed to be made (except that, for the avoidance of doubt, any representation or warranty that is expressed to be made by reference to the facts and circumstances existing as at a specific date shall be made by reference to the facts and circumstances existing as at such specific date); provided, further, that, if there is any new fact, circumstance or occurrence between the date hereof and the Closing Date, the Disclosure Schedule shall be updated and delivered to Aegis at least three (3) Business Days before the Closing Date to reflect any new fact, circumstance or occurrence between the date hereof and the Closing Date but any such update shall not be deemed to have modified any representation or warranty made under this Part IA of Article III.
          3A.1 Organization.
          (a) Merry Circle is a company duly organized and validly existing under the Laws of the British Virgin Islands and has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) Merry Circle has the full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Merry Circle is duly qualified, licensed or admitted to do business in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except that the failure to be so qualified, licensed or admitted would not result in a Material Adverse Effect.
          3A.2 Authority.
          (a) The execution and delivery by Merry Circle of this Agreement and each other Transaction Document to which it is a party, and the performance by Merry Circle of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action of Merry Circle (including all necessary corporate actions).
          (b) This Agreement, when executed and delivered by Merry Circle and the Founder, and each other Transaction Document, when executed and delivered by Merry Circle and the Founder, will constitute a legal, valid and binding obligation, enforceable against such Party in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the General Limitations.
          (c) The Founder has the full power, right and capacity to execute, deliver and perform his obligations under this Agreement and each other Transaction Document to which he is a party.

          3A.3 No Conflicts. The execution and delivery by Merry Circle and the Founder of this Agreement and each other Transaction Document to which it or he is a party does not, and the performance by Merry Circle and the Founder of its or his obligations under this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the formation and/or constitutional documents of Merry Circle; or
          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3A.3 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Merry Circle or the Founder except as would not result in a Material Adverse Effect; or
          (c) (i) contravene, conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default or result in a loss of benefit under, (iii) require Merry Circle or the Founder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Encumbrance upon Merry Circle and the Founder or any of their respective Assets and Properties under any Contract or License to which Merry Circle or the Founder is a party or under which any of their respective Assets and Properties is bound, except as would not result in a Material Adverse Effect.
          3A.4 Governmental Approvals and Filings.
          (a) Except as disclosed in Section 3A.4 of the Disclosure Schedule, no consent, approval, order, license, authorization or action of, or registration, qualification, designation, declaration or filing with or notice to any Government Authority on the part of Merry Circle or the Founder is required in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which any of them is a party or the consummation of the transactions contemplated hereby or thereby, or if any such approval, order, license, authorization or action, registration, qualification, designation, declaration or filing is required, the same has been obtained or made prior to the Closing Date.
          (b) The Founder and all other direct and indirect shareholders of the Company, to the extent required by PRC Law, have completed the SAFE Registration or any successor rule or regulation under PRC Laws.
 3A.5 Conflict of Interests. Neither Merry Circle nor the Founder is on Closing, and whether on its own account or in conjunction with or on behalf of any person, firm, or company, directly or indirectly or whether as a shareholder, director, partner, agent or otherwise, carrying on or is engaged or interested in any business which competes with the business carried on by any member of the Aegis Group, the PHK Group or any Group Company in the PRC at the date hereof or in any service of the same type or similar to or performs the same or similar functions of any service provided by any member of the Aegis Group, the PHK Group or any Group Company in the PRC at the date hereof save (A) that they may hold for investment up to Two Per Cent (2%) of any class of securities of any publicly traded company and (B) for interests in the Company and its Affiliates.
PART II
          (a) The Company hereby further acknowledges and agrees that no other information relating to any of the Company and any of the other Group Companies of which Aegis has knowledge (actual or constructive) and no investigation by or on behalf of Aegis shall prejudice any claim made by Aegis in respect of the representations and warranties made by the Company herein or operate to reduce any amount recoverable and it shall not be a defence to any claim against the Company that Aegis knew or ought to have known or had constructive knowledge of any information relating to the circumstances giving rise to such claim.
          (b) Merry Circle and the Founder hereby further acknowledge and agree that no other information relating to any of Merry Circle and the Founder of which Aegis has knowledge (actual or constructive) and no investigation by or on behalf of Aegis shall prejudice any claim made by Aegis in respect of the representations and warranties made by Merry Circle and the Founder herein or operate to reduce any amount recoverable and it shall not be a defence to any claim against Merry Circle or the Founder that Aegis knew or ought to have known or had constructive knowledge of any information relating to the circumstances giving rise to such claim.
          (c) Subject to Section 8 of this Agreement, Aegis shall be entitled to claim both before and after Closing that any of the representations and warranties is or was untrue or misleading or has or had been breached even if Aegis discovered or could have discovered on or before Closing that the representations and warranties in question were untrue, misleading or had been breached and Closing shall not in any way constitute a waiver of any of Aegis’ rights.
          (d) The rights and remedies of Aegis in respect of a breach of any of the representations and warranties shall not be affected by Closing, by any investigation made by or on behalf of Aegis into the affairs of the Group Companies, by the giving of any time or other indulgence by Aegis to any person, by Aegis rescinding or not rescinding this Agreement, or by any other cause whatsoever except a specific waiver or release by Aegis in writing; and any such waiver or release shall not prejudice or affect any remaining rights or remedies of Aegis.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF AEGIS
          Aegis hereby represents and warrants to the Company, Merry Circle and the Founder as of the date hereof and as of the Closing Date as follows:

          4.1 Organization. Aegis is duly organized and validly existing under the Laws of its jurisdiction. It has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          4.2 Authority. The execution and delivery by Aegis of this Agreement and each other Transaction Document to which it is a party, and the performance by Aegis of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on the part of Aegis. This Agreement has been duly and validly executed and delivered by Aegis and constitutes, and upon the execution and delivery by Aegis of Transaction Documents to which it is a party, such Transaction Documents will constitute, a legal, valid and binding obligation of Aegis enforceable against it in accordance with each of its terms.
          4.3 No Conflicts. The execution and delivery by Aegis of this Agreement and each other Transaction Document to which it is a party does not, and the performance by Aegis of its obligations under this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the constitutional documents of Aegis;
          (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Aegis or any of its Assets and Properties; or
          (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Aegis to obtain any consent, approval or action of, make any filing with or give any notice to any Person (other than the approval mentioned in Section 6.14 or any filing or notice pursuant to the rules of the applicable stock exchange) as a result or under the terms of, or (iv) result in the creation or imposition of any Encumbrance upon Aegis or any of its Assets or Properties under, any Contract or License to which Aegis is a party or under which any of its Assets and Properties is bound.
          4.4 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Government Authority on the part of Aegis is required in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which any of them is a party or the consummation of the transactions contemplated hereby or thereby.
          4.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Aegis directly with the Group Companies without the intervention of any Person on behalf of Aegis in such manner as to give rise to any valid claim by any Person against any Group Company for a finder’s fee, brokerage commission or similar payment.
          4.6 Offshore Transaction. Aegis acknowledges that the Subscribed Shares have not been and may not be registered under the Securities Act, and that:

          (a) at the time of Closing, Aegis is not a “U.S. Person” (as such term is defined in Regulation S under the Securities Act) and is located outside the United States; and
          (b) it is acquiring the Subscribed Shares in an “offshore transaction” (as such term is defined in Regulation S under the Securities Act).
          4.7 Knowledge. As at the date of this Agreement, Aegis has no knowledge of any Losses for which Aegis will make a claim against the Company, the Founder or Merry Circle under Section 9.4 of this Agreement.
ARTICLE V
CERTAIN COVENANTS
          5.1 Conduct of Business. The Company shall cause that between the date hereof and the Closing Date, each Group Company and each Subsidiary shall conduct the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, between the date hereof and the Closing Date, the Company shall cause each Group Company to (it being understood that this Section 5.1 does not obligate the Company to procure the Group Company to do anything other than conducting the Business in the ordinary course consistent with past practice):
          (a) use and cause each Subsidiary to use its best efforts to (i) preserve intact the present business organization and reputation of each Group Company and the Subsidiaries in all material respects, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present key officers, Employees and consultants of each Group Company and the Subsidiaries, (iii) maintain the Assets and Properties of each Group Company and the Subsidiaries material to the conduct of the Business in good working order and condition, ordinary wear and tear excepted, (iv) maintain the goodwill of significant customers, suppliers, and other Persons to whom any Group Company or any Subsidiary sells goods or provides services or with whom the Company or any Subsidiary otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations of any Group Company and the Subsidiaries;
          (b) use and cause each Subsidiary to use best efforts to comply with and cause each Subsidiary to comply with all Laws and Orders applicable to the business and operations of each Group Company and the Subsidiaries, and reasonably promptly following receipt thereof to give Aegis copies of any notice received from any Government Authority or other Person alleging any violation of any such Law or Order.
          5.2 Access. Between the date of this Agreement and Closing, upon at least two (2) days’ prior notice to the Company, the Company shall, and shall cause each Group Company and its Subsidiaries and their respective Representatives to (a) afford the Representatives of Aegis and its Affiliates designated by Aegis, during normal business hours, reasonable access at reasonable times to its officers, Employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, (b) furnish Aegis and such Affiliates with all financial, operating and other data and information as Aegis or such Affiliate, through their respective Representative, may from time to time reasonably request, and (c) afford Aegis and such Affiliate the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the officers of the Company and its Subsidiaries from time to time as Aegis or such Affiliate may reasonably request, and to make proposals, recommendations and suggestions to the Company or its Subsidiaries relating to the business and affairs of the Company or its Subsidiaries; provided that the Board of Directors of the Company shall have the sole discretion to decide on such proposals, recommendations and suggestions after considering them in good faith. Any costs incurred by Aegis in connection with the foregoing shall be borne by Aegis. Notwithstanding the foregoing provisions, neither the Company nor any other Group Company shall be obligated pursuant to this Section 5.2 to provide access to any of its information which would be the subject of any confidentiality obligations owed to third parties and any information which the Company can demonstrate is confidential to its business operations and which would be detrimental to its competitive position in the marketplace if disclosed including without limitation media buying rates, rebate structure, media and customer contract details and the CCTV auction pricing mechanisms. For the avoidance of doubt, the Company shall not be entitled to withhold information from Chaview.
          5.3 Regulatory and Other Approvals. The Company shall, and shall procure each other Group Company, the Subsidiaries and the Founder to, as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Government Authorities or any other Person required of the Company and the Founder, each other Group Company or any Subsidiary to consummate the transactions contemplated hereby and by each other Transaction Document, including those described in Section 3.7 of the Disclosure Schedule and (b) provide such other information and communications to such Government Authorities or other Persons as Aegis or such Government Authorities or other Persons may reasonably request in connection therewith. The Company, Merry Circle and the Founder shall, and shall procure each other Group Company to provide prompt notification to Aegis when any such consent, approval, action, filing or notice referred to in subsection (a) above is obtained, taken, made or given, as applicable, and will advise Aegis of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Government Authority or other Person regarding any of the transactions contemplated by this Agreement or any other Transaction Document.
          5.4 Notice and Cure. The Company shall notify Aegis in writing (where appropriate, through updates to the relevant schedule to this Agreement) of, and shall use all commercially reasonable efforts to cure before Closing, any event, transaction or circumstance, as soon as reasonably practicable after it becomes known to the relevant party, occurring after the date of this Agreement and before the Closing Date, causes or will cause any covenant or agreement of the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Aegis’s right to seek indemnity under Article IX.
          5.5 Fulfillment of Conditions. The Company shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Aegis contained in this Agreement and shall not, and shall not permit any other Group Company or any Subsidiary of any Group Company to, take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.
 5.6 [Reserved]
          5.7 Delivery of the 2009 Financial Statements.
          The Company shall deliver to Aegis a true and complete copy of the 2009 Financial Statements within seven (7) Business Days from the date of issue of the 2009 Financial Statements.
 5.8 Retained Profits of Domestic Companies.
          Except as otherwise provided under Section 8.10 of the Second Amended and Restated Shareholders Agreement, the Company, Merry Circle and the Founder agree to procure that no retained profit shall be declared or distributed by the Domestic Companies pending the transfer under Section 5.9(g).
          5.9 Post-Closing Covenants. It is a condition of Aegis entering into this Agreement to subscribe for the Subscribed Shares:
          (a) The Founder shall submit to the State Administration of Foreign Exchange in the PRC (“SAFE”) all necessary documents and information required to be submitted to SAFE under PRC Law to complete amendment(s) to the SAFE Registration with respect to the change in the Founder’s interests in the Company as soon as practically feasible after the Closing and no later than fifteen (15) Business Days from the Closing Date;
          (b) The Company shall use its best efforts to procure that Hunan Heli Charm Business Development Advertising Co., Ltd. and Zhejiang Charm Advertising Co., Ltd. stop using the trade name “Charm” or in their business names;
          (c) [Reserved]
          (d) The Company shall take all reasonably necessary steps to expand the operation of the WFOE so that it can provide technical consulting services to the Domestic Companies pursuant to the Control Documents including transferring certain officers and

Employees from Domestic Companies to the WFOE and causing the WFOE to hire additional qualified employees, as necessary;
          (e) The Company shall use and shall procure each Group Company to use its best efforts to maximize the tax efficiency of the Company and its Subsidiaries on a consolidated basis.
          (f) The Company shall complete registration of the transfer of the domain names listed in Exhibit F with the relevant Chinese governmental agency as soon as practically feasible after the Closing; and
          (g) Following the Closing, the Company shall within six (6) months from the Initial Public Offering or if Initial Public Offering has not occurred by 31 December 2010, within six (6) months from 31 December 2010 use their best efforts to: (i) fulfill all the legal requirements under applicable Law (including PRC Law) for one or more direct or indirect wholly-owned Subsidiaries of the Company to invest in or to carry out the same scope of business as the Domestic Companies; and (ii) as soon as practicable thereafter and, if permitted by applicable Law and subject to approvals from the relevant Government Authorities in the PRC and the agreements with third parties, procure all or substantially all the business of the Domestic Companies be transferred to such wholly owned Subsidiary of the Company at no additional cost to the Group Companies in accordance with all applicable Laws (including PRC Law) to the effect that the Company will have full legal and beneficial ownership of all the Domestic Companies or all or substantially all of the Business and retained profits of the Domestic Companies. The Company and the Domestic Companies shall undertake the above in consultation with Aegis and under the advice of one or more of the “Big 4” international accounting firms such that the transactions are conducted so as to minimize any exposure to taxation of any of the Group Companies in compliance with all applicable Laws.
     5.10 Priority. The Company shall not distribute (excluding the Declared Dividends to be paid pursuant to Clause 8.10 of the Second Amended and Restated Shareholders Agreement) nor liquidate assets to the Founder, Merry Circle or their respective Affiliates in their capacities as shareholders of the Company when:
(i)	Aegis exercises a put option pursuant to Section 12.7 of this Agreement; or

(ii)	any Aegis Indemnified Party makes a claim against the Company, the Founder, Merry Circle or their respective Affiliates pursuant to Article IX of this Agreement and, in both cases, when Aegis or such Aegis Indemnified Party (as the case maybe) secures an actual judgment against the Company, the Founder, Merry Circle or their respective Affiliates which is not paid except to the extent that such distribution, payment or transfer is made for the sole purpose of making payments to Aegis or such Aegis Indemnified Party (as the case maybe). The Parties hereby acknowledge that the restrictions in this Section 5.10 shall expire on the earlier of an Initial Public Offering or after a period of eighteen (18) months from the date of this Agreement.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF AEGIS
          The obligation of Aegis to proceed with Closing is subject to the fulfillment, at or before Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Aegis in its sole discretion):
          6.1 Representations and Warranties. Each of the representations and warranties made by the Company, Merry Circle or the Founder in this Agreement and in each other Transaction Document shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, except with respect to the representation or warranty contained in Section 3.11, was made on a continuous basis from the date hereof until the Closing Date.
          6.2 Performance. The Company, Merry Circle and the Founder shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement and each other Transaction Document to be so performed or complied with by it at or before Closing and the Company, Merry Circle and the Founder shall have delivered a certificate to Aegis dated the Closing Date, to such effect.
          6.3 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document.
          6.4 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Government Authority necessary to permit each of the Parties to perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, and (b) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Government Authority necessary for the consummation of the transactions contemplated by this Agreement and each other Transaction Document shall have occurred.
 6.5 Opinions from Counsels.
          (a) Aegis shall have received from Maples and Calder, Cayman Islands counsel for the Company, a legal opinion, dated as of the Closing Date, substantially in the form and to the effect of Exhibit C hereto.
          (b) Aegis shall have received from Commerce and Finance Law Offices, PRC counsel for the Group Companies, a legal opinion, dated as of the Closing Date, substantially in the form and to the effect of Exhibit D hereto.

          6.6 Execution of Agreements. Each party to each Transaction Document (other than Aegis) shall have executed and delivered each of the Transaction Documents to which it is a party which shall each be on terms satisfactory to Aegis.
          6.7 Memorandum and Articles of Association. The Amended Articles, substantially in the form set forth in Exhibit E hereto, shall have been duly adopted by all necessary actions of the Company, and shall become effective immediately upon Closing.
          6.8 Corporate Approval. The respective boards of directors and shareholders of Merry Circle and the Company shall have (i) approved the entry by such Parties into each Transaction Document to which it is a party and the performance by such Parties of each of its obligations hereunder and thereunder and (ii) taken such action as is required to effectuate the conditions set forth in Section 6.7.
          6.9 Compliance Certificates. A certificate dated as of the Closing, signed on behalf of the Company, certifying that the conditions set forth in Sections 6.1, 6.2 and 6.11 have been satisfied, shall have been delivered to Aegis. A certificate dated as of the Closing, signed on behalf of Merry Circle and the Founder certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied, shall have been delivered to Aegis.
 6.10 [Reserved].
          6.11 No Material Adverse Change. Prior to and on the Closing Date, there shall have been no Material Adverse Effect (which for the purpose of this Section 6.11 only but not otherwise and to the extent that any effect or series of effects constituting such Material Adverse Effect can be quantified, any effect or series of effects to the aggregate extent of more than Five Million U.S. Dollars (US$5,000,000) (or its equivalence in other currency) shall be deemed to be material).
          6.12 Due Diligence. The results of the legal, commercial, human resources, information technology, tax and financial due diligence review on the Group Companies and the Business and their respective affairs and conditions shall have been reasonably satisfactory to Aegis.
          6.13 Reassessment of Debtors’ Profile. The Company shall procure the Group Companies to deliver the following to Aegis on or before Closing:
          (a) a summary aging report showing the aging of trade receivable balances of the Group Companies that are overdue for a period of 180 days or more as at 30 September 2009; and
          (b) a report showing the subsequent settlement of trade receivable balances between 30 September 2009 and Closing.
          6.14 Aegis Group plc. The approval by the board of directors of Aegis Group plc and any other subsidiary or Affiliate of Aegis Group plc (as Aegis may find applicable or necessary) and final approval by the Chief Executive Officer of Aegis Group plc to the transactions contemplated hereunder and under the Transaction Documents have been obtained.
          6.15 PHK JV Agreement. The parties to the PHK JV Agreement shall have duly executed and delivered the PHK JV Agreement and BVI Sub II is not in breach of any provision thereunder.
          6.16 PHK Shareholders Agreement. The parties to the PHK Shareholders Agreement shall have duly executed and delivered the PHK Shareholders Agreement and the Company, the Founder and BVI Sub II are not in breach of any provision thereunder.
          6.17 Repurchase. The Company shall have repurchased from Merry Circle, Dynasty and Swift Rise the Shares mentioned in Recital (E) according to the Redemption Notice and the Founder Repurchase Agreement (as the case may be).
          6.18 Founder Loan Note. The Company shall have issued the Founder Loan Note to Merry Circle in consideration of Merry Circle’s forbearance of immediate collection of the purchase price under the Founder Repurchase Agreement.
          6.19 Consents and Releases.
          (a) Each of Chaview, Swift Rise and Dynasty shall have given its consent to the transactions under this Agreement and provided releases of existing claims, in each case, to Aegis’s reasonable satisfaction; and
          (b) Chaview shall have signed the Second Amended and Restated Shareholders Agreement.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE COMPANY
          The obligations of the Company, Merry Circle and the Founder to proceed with the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company, Merry Circle and the Founder in their sole discretion):
          7.1 Representations and Warranties. Each of the representations and warranties made by Aegis in this Agreement shall be true and correct in all material respect on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.
          7.2 Performance. Aegis shall have performed and complied in all material respect with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Aegis at or before the Closing.

          7.3 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
          7.4 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Government Authority necessary to permit each of the Parties to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Government Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.
          7.5 Consents and Releases.
          (a) Each of Chaview, Swift Rise and Dynasty shall have given its consent to the transactions under this Agreement and provided releases of existing claims, in each case, to the Company’s reasonable satisfaction; and
          (b) Chaview shall have signed the Second Amended and Restated Shareholders Agreement.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
          8.1 Survival of Representations and Warranties.
          (a) All of the representations and warranties of the Parties contained in this Agreement and all claims and causes of action with respect to such representations and warranties (whether in contract, tort or otherwise) shall survive Closing.
          (b) Subject to Section 8.1(c), Section 8.1(d) and Section 8.1(e), all of the representations and warranties of the parties contained in Article III and Article IV shall terminate two (2) years after the Closing Date.
          (c) The representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.9 (as such representations and warranties under Section 3.9 solely relate to Taxes), 3.12 (as such representations and warranties under Section 3.12 solely relate to Taxes), 3.13, 3A.1, 3A.2, 3A.3, 3A.4, 4.1, 4.2, 4.3 and 4.4 shall terminate on the expiration of the statutory limitation period under the Laws of the applicable jurisdiction.
          (d) The representations and warranties in Section 3.15(b) shall terminate at the time when not less than seventy five Per Cent (75%) of the total annual revenue of the Group is contributed by the business operation of the wholly-owned subsidiaries of the Company other than through the Control Documents with the Domestic Companies or any other similar arrangement with other non-wholly owned subsidiaries.
          (e) Section 8.1(b), Section 8.1(c) and Section 8.1(d) shall not apply to any claim or cause of action with respect to any breach of the representations and warranties of any of the Parties contained herein which (or the delay in discovery of which) is the consequence of fraudulent, dishonest, deliberate, grossly negligent or reckless misstatement, concealment or other fraudulent or international conduct by such party in breach or any of such Party’s directors or officers or former directors or officers (who were involved in the negotiation of this Agreement).
          (f) For the avoidance of doubt, if written notice of a claim has been given in respect of a claim against any of the representations and warranties under this Agreement prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
          8.2 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each Party hereto that the Company, Merry Circle and the Founder are making no representation or warranty whatsoever, express or implied, at law or in equity, whether under contract, tort or other applicable Law, in respect of the Business, any Group Company or any Subsidiary, or any of their respective Assets and Properties, Liabilities or operations, except those representations and warranties contained in Article III as qualified by the Disclosure Schedules.
ARTICLE IX
INDEMNIFICATION
9.1	General Indemnification.
          (a) Subject to Section 14.1(b), the Company shall indemnify the Aegis Indemnified Parties and hold the Aegis Indemnified Parties harmless from and against any Losses as a result of or arising out of:
(w)	any breach by it of any representation or warranty contained in this Agreement or in any Exhibit or Schedule hereto;

(x)	the non-fulfillment of or failure to perform any of its covenants or agreements in this Agreement;

(y)	any event or circumstances set out in Schedule 6 (“Specific Event of Indemnity”) notwithstanding any disclosure of such events or circumstances herein or in the Disclosure Schedules (including any update of such Disclosure Schedules); or

(z)	the enforcement of any indemnity under this Article IX(a),
provided however, that (i) no amount of indemnity shall be payable by the Company with respect to any single claim, unless and until the Aegis Indemnified Parties have suffered, incurred or sustained Losses in the aggregate exceeding One Hundred Fifty Thousand U.S. Dollars (US$150,000) (“Minimum Claim Amount”), (ii) no amount of indemnity against any Losses shall be payable by the Company to the extent that Aegis had been otherwise compensated for the same Losses arising from the same cause of action giving rise to such Losses; and (iii) the maximum amount of indemnification obligations shall be set forth in Section 9.1(c) below.
          (b) Subject to Section 14.1(b), the Founder and Merry Circle shall jointly and severally indemnify the Aegis Indemnified Parties and hold the Aegis Indemnified Parties harmless from and against any Losses as a result of or arising out of:
(w)	any breach by any of them of any representation or warranty contained in this Agreement or in any Exhibit or Schedule hereto;

(x)	the non-fulfillment of or failure to perform by Merry Circle or the Founder of any of their covenants or agreements in this Agreement;

(y)	with respect to the Founder, any breach by him of the deed of non-competition executed by him in favour of Aegis pursuant to the PHK JV Agreement; or

(z)	the enforcement of any indemnity under this Article IX(b),
provided however, that (i) no amount of indemnity shall be payable by the Founder and Merry Circle with respect to any single claim, unless and until the Aegis Indemnified Parties have suffered, incurred or sustained Losses in the aggregate exceeding the Minimum Claim Amount, (ii) no amount of indemnity against any Losses shall be payable by the Founder and Merry Circle to the extent that Aegis had been otherwise compensated for the same Losses arising from the same cause of action giving rise to such Losses; and (iii) the maximum amount of indemnification obligations shall be set forth in Section 9.1(c) below.
          (c) The maximum amount of the aggregate indemnification obligations of the Company, the Founder and Merry Circle under this Section 9.1 in respect of any Losses shall not exceed the aggregate Subscription Price provided that the limitation contemplated hereby will not be applicable with respect to (i) breaches by the Company of representations and warranties in Sections 3.1, 3.2, 3.3 and 3.4; (ii) breaches by the Founder and Merry Circle of representations and warranties in Sections 3A.1 and 3A.2; (iii) any Specific Events of Indemnity; and (iii) instances of actual fraud.
          (d) For the avoidance of any doubt and without prejudice to the generality of the foregoing, (A) if Aegis has exercised the Aegis Put Option and has received the full Aegis Put Price in accordance with Section 12.7, the Aegis Indemnified Parties shall not be entitled to seek indemnification under this Article IX other than on account of any Loss arising from any claim, demand or action by any third party against any Aegis Indemnified Parties (including all out-of-pocket expenses) (collectively, “Third Party Claim Amount”), and (B) if any Aegis Indemnified Party has been indemnified for any Loss pursuant to this Section 9.1 (other than Third Party Claim Amount) (collectively, “Indemnity Amount”) prior to Aegis’ exercise of Aegis Put Option, the Aegis Put Price payable to Aegis upon its exercise of Aegis Put Option pursuant to Section 12.7 for the breach, non-fulfillment, failure or event causing the same Loss shall be reduced by the Indemnity Amount provided that this Section 9.1(d) shall not apply if any claim for indemnification by or any indemnification of the Aegis Indemnified Parties is in respect of breaches of representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.15 and 3.22; (ii) any Specific Events of Indemnity; (iii) instances of actual fraud; (iv) any breach of Article V; (v) any breach of Part I of Article XII; and (vi) any claim by Aegis under Section 9.4.
          (e) Any indemnity as referred to in subsection 9.1(a) and subsection 9.1(b) above shall be such as to place the Aegis Indemnified Party in the same position as it would have been in had the cause for which such Aegis Indemnified Party is to be indemnified not occurred, subject to subsection 9.1(d).
          (f) Subject to Section 14.1(b), Aegis shall indemnify and hold harmless the Company from and against any Losses as a result of or arising out of (i) any breach of any representation or warranty of Aegis contained in this Agreement or in any other Transaction Document or any Exhibit or Schedule hereto or thereto, (ii) the non-fulfillment of or failure to perform any covenant or agreement on the part of Aegis in this Agreement or in any other Transaction Document or (iii) the enforcement of any indemnity under this Section 9.1(f) provided however that (i) no amount of indemnity shall be payable by Aegis with respect to any single claim, unless and until the Company has incurred or sustained Losses in the aggregate exceeding the Minimum Claim Amount; and (ii) no amount of indemnity shall be payable by Aegis to the extent that the Company had been otherwise compensated for the same Losses under this Agreement; and (iii) the maximum amount of the indemnification obligations of Aegis hereunder in respect of any Losses shall not exceed the aggregate of the amount of the Subscription Price provided that the limitation contemplated hereby will not be applicable with respect to instances of actual fraud.
          (g) Any indemnity as referred to in subsection 9.1(f) above shall be such as to place the Company in the same position as it would have been in had the cause for which the Company is to be indemnified not occurred, subject to Section 9.1(f).
          9.2 Indemnification as Additional Remedy. The indemnification provided in this Article IX is in addition and without prejudice to and not in substitution for any rights or remedy which a Party may now or hereafter have or hold for performance and observance of the agreement, undertaking, commitment, obligation, indemnity or covenant on the part of the other Party under or in connection with this Agreement. For the avoidance of doubt, no Party may be compensated for the same Losses under this Agreement as other Losses arising from the same cause of action or from the same event or occurrence giving rise to such Losses.

          9.3 No Consequential Damages.
          (a) Notwithstanding anything to the contrary in this Agreement, none of the Company, the Founder nor Merry Circle shall be liable under this Agreement or with respect to the transaction contemplated hereby for any consequential, exemplary, punitive, special, indirect or incidental damages, or any multiple of damages or diminution of value, including, without limitation, loss of profits or revenue (i) save for the purpose of indemnifying any Aegis Indemnified Party against any claim or action from any third party if such third party’s claim includes any consequential, exemplary, punitive, special, indirect or incidental damages, or any multiple of damages or diminution of value and (ii) save any diminution of value of the Subscribed Shares as a result of any breach by the Company hereunder which would not have occurred but for such breach and (iii) save for the purpose of indemnifying any Aegis Indemnified Party against any compensation paid by any Aegis Indemnified Party for the purpose of settling any claim for indemnity claims described in clause (i) made by any third parties.
          (b) Notwithstanding anything to the contrary in this Agreement, Aegis shall not be liable under this Agreement or with respect to the transaction contemplated hereby for any consequential, exemplary, punitive, special, indirect or incidental damages, or any multiple of damages or diminution of value, including, without limitation, loss of profits or revenue (i) save for the purpose of indemnifying the Company against any claim or action from any third party if such third party’s claim includes any consequential, exemplary, punitive, special, indirect or incidental damages, or any multiple of damages or diminution of value and (ii) save for the purpose of indemnifying the Company against any compensation paid by the Company for the purpose of settling any claim for indemnity claims described in clause (i) made by any third parties.
          9.4 Tax
          (a) Subject as hereinafter provided, the Company shall indemnify Aegis (at the election of Aegis, for itself, its Affiliates and as trustee for its successors in title) against:
(i)	any Tax liability, if any, of the Company or any party other than Aegis arising from the transfer of or the issue of the Subscribed Shares by the Company to Aegis;

(ii)	any Tax liability, if any, of the Company arising from the repurchase of shares by the Company described in Section 6.17; and

(iii)	all Losses which are incurred by Aegis or any of its Affiliates or the Group Companies in connection with any of the matters referred to in this Section 9.4(a) or in taking or defending any action under the covenants contained in this Section 9.4(a) (including, without prejudice to the generality of the foregoing, all legal and other professional fees and disbursements).

     (b) Merry Circle and Founder shall indemnify Aegis (at the election of Aegis, for itself, its Affiliates and as trustee for its successors in title) against any Losses which are incurred by Aegis or any Group Companies as a result of any Taxes, whether income, capital or otherwise, arising from the Founder’s ownership, operation or management of the Group Companies.
ARTICLE X
TERMINATION AND AEGIS’ RIGHTS TO RESCIND THIS AGREEMENT
          10.1 Termination. Prior to the Closing, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
          (a) by mutual written agreement of the Parties;
          (b) by the Company, in the event of a material breach hereof by Aegis which is not cured within thirty days following written notification thereof by the Company;
          (c) by Aegis, in the event of a material breach hereof by the Company and such event is not cured within thirty days following written notification thereof by Aegis;
          (d) by Aegis, if there shall be any Law that makes consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement or any other Transaction Document would violate any Order;
          (e) by Aegis, if the Company, Merry Circle, the Founder or any other Group Company has become subject to a Bankruptcy Event; or
          (f) at any time after 15 February 2010 by Aegis, upon notification to Merry Circle, or by Merry Circle, upon notification to Aegis.
          10.2 Effect of Termination and Survival. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement shall forthwith become null and void, and there shall be no further liability or obligation on the Parties (or any of their respective Representatives); provided, that any right, provision or obligation of this Agreement that by its nature should survive thereafter shall survive following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon any termination of this Agreement pursuant to Section 10.1, the Company, Merry Circle and the Founder shall remain liable to Aegis for any breach of this Agreement by the Company, Merry Circle or the Founder existing at the time of such termination, and Aegis shall remain liable to the Company for any breach of this Agreement by Aegis existing at the time of such termination, and the Company or Aegis may seek such remedies in accordance with Article XIII with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

ARTICLE XI
COVENANTS RELATED TO CONFIDENTIALITY
          11.1 Confidentiality. Each Party who has received Confidential Information from another Party (such other Party, the “Disclosing Party”) undertakes that neither it or any of its Representatives nor any Representative of any of its Affiliates shall reveal to any other Person such Confidential Information without the prior written consent of the Disclosing Party, provided that, such undertaking shall not apply to:
          (a) disclosures of Confidential Information that is or has become generally available to the public other than as a result of disclosure by or at the direction of such Party or its Representatives or the Representatives of any Affiliate of such Party in violation of this Agreement;
          (b) disclosures of Confidential Information by such Party to its Representatives to whom it is necessary or appropriate for the transactions contemplated in this Agreement and other Transaction Documents;
          (c) disclosures of Confidential Information to the extent necessary or required under any applicable Law or the rules of any stock exchange or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document, after giving prior written notice to the Disclosing Party to the extent practicable under the circumstances to the extent legally permissible, and subject to having undertaken any reasonably available arrangements to protect confidentiality.
          (d) disclosure of Confidential Information to the Permitted Transferees and any partner or investors in the Permitted Transferee; provided that, each of such Permitted Transferee agrees to keep such information that is not publicly available strictly confidential; or
          (e) disclosure of Confidential Information to legal counsels, accountants and other professionals subject to confidentiality obligations retained by the Parties for the purposes of an Initial Public Offering.
          The obligations under this Section 11.1 shall (i) not prejudice, and be additional to, the confidentiality obligations under any other written agreement entered into between Parties hereto concerning the Confidential Information.
          11.2 Restriction on Announcements. Each Party shall, and shall cause each of its Representatives and each Representative of each of its Affiliates, not to make any public announcement about the subject matter of this Agreement or regarding the Company or any of its business and operating plans from time to time, whether in the form of a press release or otherwise, without first consulting with the other Parties and obtaining the other Parties’ written consent to make such announcement, save as required by applicable Law or the rules of any stock exchange on which such Party or any Affiliate of such Party is listed or registered.

ARTICLE XII
PART 1
OTHER COVENANTS BY THE COMPANY, MERRY CIRCLE AND THE FOUNDER
The Company, Merry Circle and the Founder acknowledge that Aegis is relying on, among other representations, warranties, undertakings, covenants and agreements made by them hereunder and under other Transaction Documents, the covenants by them under Part 1 of this Article XII in entering into this Agreement and the other Transaction Documents and such covenants shall survive Closing. The covenants under Part 1 of this Article XII are additional to any other representations, warranties, undertaking, covenants and agreements made by the Company, Merry Circle and the Founder under this Agreement and other Transaction Documents.
The Company, Merry Circle and the Founder hereby severally but not jointly agree, covenant and undertake with Aegis as follow:
 12.1 Initial Public Offering.
          (a) *****
          (b) The Company and the IPO Vehicle will not issue any Ordinary Shares or other Ordinary Share Equivalent in the Initial Public Offering at a net price per share (after all discounts, fees, commission and all other amounts payable by the Company or the IPO Vehicle in relation to the Initial Public Offering) (i) of less than the price per Subscribed Share payable by Aegis under this Agreement (subject to any adjustment as a result of any share split or consolidation which may have happened in the meantime) or (ii) such that the valuation of the Company or the IPO Vehicle based on such net price per share will be less than US$280,000,000 immediately prior to the Initial Public Offering.
 12.2 [Reserved].
 12.3 [Reserved].
 12.4 *****
 12.5 Restrictive Covenants by Merry Circle, Honour Idea and the Founder.
          (a) For so long as either (i) the Aegis Group holds not less than Five Per Cent (5%) of the issued share capital of the Company or (ii) BVI Sub II and/or Affiliate(s) holds any share of PHK, neither Merry Circle, Honour Idea, the Founder nor their respective Affiliates (excluding the Group Companies and members of the PHK Group for the purpose of this Section 12.5(a)) will in the PRC:
(i)	either on their own account or in conjunction with or on behalf of any person, firm or company, directly or indirectly whether as a shareholder, director, partner, agent or otherwise carry on or be engaged or interested in any business which competes with the business carried on in the PRC by any member of the Aegis Group, the PHK Group or any Group Company at the date hereof or in any service of the same type or similar to or performs the same or similar functions of any service provided in the PRC by any member of the Aegis Group, the PHK Group or any Group Company in the PRC at the date hereof save that each of them may hold (A) investment up to Two Per Cent (2%) of any class of securities of any publicly traded company and (B) interests in the Company and its Affiliates;

(ii)	directly or indirectly solicit, canvass or approach or endeavor to solicit, canvass or approach any person, firm or company who was provided with services by any member of the Aegis Group, the PHK Group or any Group Company (as the case may be) at any time during the previous six (6) months period with a view of offering to such person, firm or company any service of the same type as or similar to or perform the same or similar functions of any services provided in the PRC by any member of the Aegis Group, the PHK Group or any Group Company; and

(iii)	directly or indirectly solicit or entice away or endeavor to solicit or entice away from any member of the Aegis Group, the PHK Group or any Group Company any person under their employment in any capacity with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to any services of the same type as or similar to or perform the same or similar functions of any services provided in the PRC by any member of the Aegis Group, the PHK Group or any Group Company (as the case may be) as of the date hereof whether or not such person would commit a breach of contract by reason of leaving such employment.
          (b) Notwithstanding anything herein contained, the restrictions set out in Section 12.5(a)(iii) shall not apply to anything done or pursuant to any public advertisement of employment to which an employee responds.
 12.6 Restrictive Covenants by the Company.
          (a) For so long as either (i) the Aegis Group holds not less than Five Per Cent (5%) of the issued share capital of the Company directly or indirectly, or (ii) BVI Sub II and/or its Affiliate(s) holds any share of PHK, the Company and the other Group Companies will not in the PRC:
(i)	directly or indirectly solicit, canvass or approach or endeavor to solicit, canvass or approach any person, firm or company who was provided with services by any member of the Aegis Group or the PHK Group (as the case may be) at any time during the previous six (6) months period with a view of offering to such person, firm or company any service of the same type as or similar to or perform the same or similar functions of the services provided by any member of the Aegis Group or the PHK Group in the PRC to such person, firm or company; and

(ii)	directly or indirectly solicit or entice away or endeavor to solicit or entice away from any member of the Aegis Group or the PHK Group any person under their employment in any capacity with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to any services of the same type as or similar to or perform the same or similar functions of any services provided in the PRC by any member of the Aegis Group or the PHK Group (as the case may be) at the date hereof whether or not such person would commit a breach of contract by reason of leaving such employment.
          (b) Notwithstanding anything herein contained, the restrictions set out in Section 12.6(a) shall not apply to anything done or pursuant to (i) any open market client pitch process involving any member of the Group companies, (ii) an approach by the client or prospective client; provided that the Group company has received consent in writing to perform services for such client from Aegis, and (iii) any public advertisement of employment to which an employee responds.
          (c) In order to assist the Company to avoid any accidental and involuntary breach of the provisions of Section 12.6(a), Aegis Media in the PRC agrees to share any non-confidential information about its client roster in the PRC with the Company upon the Company’s prior written request. In the event of any breach by the Company of the provisions of Section 12.6(a) that comes to Aegis’ attention, Aegis shall provide written notice of such breach. The Company shall be allowed for a period of thirty (30) days following receipt of written notice of a breach to cure such breach, to the extent that such breach is curable, in consultation with a senior executive made reasonably available to the Company. In the event that such breach is adequately cured to Aegis’s reasonable satisfaction (it being noted that mere cessation of the breaching activity shall not be deemed to be an adequate cure where Aegis has suffered other Losses as a consequence; in such event, adequate cure may involve monetary restitution) within such thirty (30) day period, the Parties agree that Aegis shall not be entitled to any further remedy for such breach.
 12.7 Put Option.
          (a) If either:
(i)	the Founder or Merry Circle is in breach of its obligations under Sections 12.4 or 12.5 of this Agreement; or Clauses 10.4 or 10.5 of the Second Amended and Restated Shareholders’ Agreement or in breach of the deed of non-competition executed by the Founder in favor of PHK and Posterscope Advertising Limited and such breach is not cured by the Founder or Merry Circle (where applicable) within thirty (30) days after receipt by the Founder or Merry Circle (where applicable) of written notice of such breach issued by Aegis (each an “Aegis-Dang Option Event”); or

(ii)	(y) the Company is in material breach of any provision under Sections 12.4(b) or 12.6 of this Agreement, Clause 6.6.1 of the PHK JV Agreement, Clauses 10.4(b) or 10.6 of the Second Amended and Restated Shareholders’ Agreement or Clause 4.2 of the PHK Shareholders’ Agreement or if the Company or Media Port is in breach of Clause 6.5 or 6.6 of the PHK JV Agreement, and such material breach is not cured by the Company within thirty (30) days after the Company’s receipt of written notice of such material breach issued by Aegis; or (z) the 2010 Net Income shall be less than Nineteen Million U.S. Dollars (US$19,000,000) (each an “Aegis-Company Option Event”). Upon the happening of an Aegis-Company Option Event or an Aegis-Dang Option Event, the Founder and Merry Circle, or the Company, as the case may be, shall immediately notify in writing Chaview and Aegis of the happening of such event.
Subject to Section 12.7(f) below, Aegis shall have the option (the “Aegis Put Option”), but not the obligation, to require (i) the Founder, in the case of an Aegis-Dang Option Event or (ii) the Company, in the case of an Aegis-Company Option Event (the “Relevant Buyer”), to purchase from Aegis such number of shares in the Company held by Aegis or its Affiliates as Aegis may determine at the price per share equal to the price per share paid by Aegis for the Subscribed Shares under this Agreement (subject to (i) any adjustment as a result of any share split or consolidation which may have happened in the meantime and (ii) any adjustment pursuant to Section 9.1(d)) (the “Aegis Put Option Notice”)
          (b) Subject to the terms and conditions of this Section 12.7, and in the event Aegis exercises the Aegis Put Option by giving the Relevant Buyer notice in writing, Aegis or its Affiliates shall transfer to the Relevant Buyer such number of shares in the Company to be purchased by the Relevant Buyer according to the Aegis Put Option Notice, and the Relevant Buyer shall pay to Aegis the consideration calculated as mentioned in Section 12.7(a) (the “Aegis Put Price”) in U.S. Dollars in immediately available funds to such account as directed by Aegis.
          (c) In the event of Aegis exercising the Aegis Put Option, the sale and purchase of the shares in the Company will be completed within (30) days after Aegis has given the Aegis Put Option Notice to the Relevant Buyer and at the office of K&L Gates in Hong Kong or such other place as the Relevant Buyer and Aegis may agree whereupon the Relevant Buyer will pay the Aegis Put Price against the delivery by Aegis of the following:
(i)	duly executed instruments of transfer and sold notes (if applicable) in respect of the shares in the Company to be sold in favour of the Relevant Buyer or its nominee together with definitive share certificates thereof in the names of the relevant transferor; and

(ii)	half (½) share of any stamp duty or transfer duty payable on the sale and purchase of the shares in the Company to be sold.
          (d) To enable Aegis to exercise any of its rights under this Section 12.7, the Founder will as soon as practicable but in any event before 31 March 2011 deliver a copy of the 2010 Financial Statements to Aegis.
          (e) In the event of Aegis exercising the Aegis Put Option, each of Aegis and the Relevant Buyer shall be liable for its own share of the Tax (other than stamp duty) in relation to the transfer of the Shares pursuant to this Section 12.7.
          (f) The Aegis Put Option, if not exercised prior to the Initial Public Offering, will lapse upon the Initial Public Offering, save for the Aegis Put Option in respect of a breach of Clause 6.5 or 6.6 of the PHK JV Agreement, in which case such Aegis Put Option shall lapse on 1 July 2010 whether or not the Initial Public Offering has occurred.
 12.8 *****
 12.9 Board Seat.
          Prior to the Initial Public Offering and for so long as the Aegis Group holds not less than 10% of the issued share capital of the Company, Aegis will be entitled to nominate, appoint and maintain at least one Director of the Company or (such additional number of Director(s) of the Company commensurate to Aegis’ shareholding percentage in the Company). For avoidance of doubt, Aegis’ rights to appoint Director pursuant to this Section 12.9 shall continue after the Initial Public Offering. After the Initial Public Offering and for so long as Aegis holds not less than Ten Per Cent (10%) of the issued share capital of the Company, Aegis will continue to be entitled to nominate, appoint and maintain at least one Director of the Company.

 12.10 Repurchase.
          (a) If, at any time prior to the completion of an Initial Public Offering, upon the occurrence of a Regulation 10 Violation Event, Aegis shall, at its sole discretion, have the right to demand the Company repurchase all of the Shares held by Aegis for a consideration per share equal to the original Subscription Price per Subscribed Share payable by Aegis under this Agreement (subject to any adjustment as a result of any share split or consolidation which may have happened in the meantime), plus any and all accrued but unpaid dividends on the Shares to be repurchased pursuant to the foregoing. Aegis may exercise the foregoing right by sending a written request to the Company and the Founder. The Company shall complete the repurchase within ninety (90) days after the date of the receipt of such request.
          (b) For the purposes of this Section 12.10, each Party shall bear its own share of Taxes arising from the consummation of transactions contemplated in this Section 12.10.
          (c) Unless previously exercised, the rights of Aegis under Sections 12.10(a) and 12.10(b) shall cease upon the Initial Public Offering.
PART 2
OTHER COVENANTS BY AEGIS
Aegis acknowledges that the Company, Merry Circle and the Founder is relying on, among other representations, warranties, undertakings, covenants and agreement made by Aegis hereunder and under other Transaction Documents, the covenants by Aegis under Part 2 of this Article XII in entering into this Agreement and the other Transaction Documents and such covenants shall survive Closing. The covenants under Part 2 of this Article XII is additional to any other representations, warranties, undertaking, covenants and agreements made by Aegis under this Agreement and other Transaction Documents.
Aegis hereby covenants and undertakes with the Company, Merry Circle and the Founder as follow:
 12.12 Company’s Right of First Refusal
          (a) Prior to the Initial Public Offering, if Aegis or any of its Affiliates (“Aegis Offeror”) wish to transfer all or part of its shares in the Company (the “Aegis Offered Shares”) and has received a bona fide offer from the proposed transferee, the Aegis Offeror will deliver a written notice (the “Aegis Intention Notice”) to the Company of its intention to transfer, together with a copy of the offer, and the Company shall have an option (the “Company Purchase Option”) to purchase the Aegis Offered Shares at the same price and on the same terms and conditions as the offer. The Company may exercise the Company Purchase Option by giving written notice to the Aegis Offeror of its intention to purchase the Aegis Offered Shares and stating the number of the Aegis Offered Shares the Company would purchase (the “Company Purchased Shares”) within thirty (30) days after receipt of the Aegis Intention Notice (the “Company Purchase Option Exercise Period”). The failure of the Company to respond within the Company Purchase Option Exercise Period shall be deemed to be an irrevocable waiver of the Company Purchase Option in respect of such Aegis Intention Notice but without prejudice to the rights and obligations of Aegis and the Company under this Section 12.12 regarding any future Aegis Intention Notice and Company Purchase Option.
          (b) In the event of the Company exercising the Company Purchase Option, the sale and purchase of the Company Purchased Shares will be completed at the office of K&L Gates in Hong Kong or such other place as the Aegis Offeror and the Company may agree within (30) days after the Company has given the notice to the Aegis Offeror according to Section 12.12(a) whereupon, against the payment by the Company of the consideration mentioned in the Aegis Intention Notice, Aegis will deliver or cause to be delivered to the Company:
(i)	duly executed instruments of transfer and sold notes (if applicable) in respect of the Company Purchased Shares in favour of the Company or its nominee together with definitive share certificates thereof in the names of the relevant transferor; and

(ii)	half (½) share of any stamp duty or transfer duty payable on the sale and purchase of the Company Purchased Shares.
          (c) If the Company Purchase Option is not exercised during the Company Purchase Option Exercise Period, the Aegis Offeror may sell the Aegis Offered Shares to the proposed transferee at a price not less than, and on terms no more favourable than, that communicated in the Aegis Intention Notice, provided that the transfer must be completed within thirty (30) days after the expiration of the Aegis Purchase Option Exercise Period.
          (d) This Section 12.12 shall not apply to the transfer of any Share by Aegis or their Affiliates to their respective Affiliates.
          (e) In the event of the Company exercising the Company Purchase Option, where applicable, each of the Company and Aegis shall be liable for its own share of the Tax (other than stamp duty) in relation to the transfer of the Aegis Offered Shares pursuant to this Section 12.12.

 12.13 *****
 12.14 Restrictive Covenants by Aegis.
          For so long as either (i) Aegis Group holds not less than Five Per Cent (5%) of the issued share capital of the Company or (ii) BVI Sub II and/or its Affiliates holds any share in PHK, Aegis Media in the PRC will not in the PRC:
(i)	directly or indirectly solicit, canvass or approach or endeavor to solicit, canvass or approach any person, firm or company who was provided with services by any Group Company or any member of the PHK Group at any time during the previous six (6) months period with a view of offering to such Person any service of the same type as or similar to or perform the same or similar functions of the services provided by any Group Company or any member of the PHK Group in the PRC to such person, firm or company.

(ii)	directly or indirectly solicit or entice away or endeavor to solicit or entice away from any Group Company or any member of the PHK Group any person under their employment in any capacity with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to any services of the same type as or similar to or perform the same or similar functions of any services provided in the PRC by such Group Company or such member of the PHK Group as of the date hereof whether or not such person would commit a breach of contract by reason of leaving such employment.
          (b) Notwithstanding anything herein contained, the restrictions set out in Section 12.14(a) shall not apply to anything done under or pursuant to (i) any open market client pitch process involving any member of the Aegis Group, (ii) an approach by the client or prospective client; provided that Aegis has received consent in writing to perform services for such client from the Company, (iii) the alignment of any global or Asia-Pacific regional client where that alignment is initiated outside the PRC as between the applicable client and the global or Asia-Pacific regional Aegis Media team respectively, and (iv) any public advertisement of employment to which an employee responds. In the event that such alignment referred in clause (iii) occurs, (A) Aegis agrees to give Charm prior notice of the alignment, and (B) Aegis and

Charm agree to review the application of this provision in respect of any relevant Asia-Pacific regional clients after the first anniversary of this agreement and at each subsequent anniversary.
 12.15 Call Option.
          (a) If, before the Initial Public Offering, Aegis is in breach of its obligations under Section 12.13(b) or Section 12.14, the Founder and/or the Company shall have the option (the “Founder/Charm Call Option”), but not the obligation, to purchase from Aegis such number of shares in the Company held by Aegis at the price per share equal to the price per Subscribed Share payable by Aegis under this Agreement (subject to any adjustment as a result of any split or consolidation which may have happened in the meantime), by notice in writing to Aegis (the “Founder/Charm Call Option Notice”).
          (b) Subject to the terms and conditions of this Section 12.15, and in the event the Founder and/or the Company exercises the Founder/Charm Call Option by giving Aegis the Founder/Charm Call Option Notice, Aegis shall transfer to the Founder and/or the Company such number of shares in the Company to be purchased by the Founder and/or the Company according to the Founder/Charm Call Option Notice, and the Founder and/or the Company shall pay to Aegis the Subscription Price per share equal to the price per Subscribed Share payable by Aegis under this Agreement (subject to any adjustment as a result of any share split or consolidation which may have happened in the meantime) (the “Founder/Charm Call Price”).
          (c) In the event that the Founder and/or the Company exercises the Founder/Charm Call Option, the sale and purchase of such number of shares in the Company to be purchased by the Founder and/or the Company according to the Founder/Charm Call Option Notice will be completed within (30) days after the Founder and/or the Company has given the Founder/Charm Put Option Notice to Aegis and at the office of DLA Piper in Beijing or such other place as the Founder and/or the Company and Aegis may agree whereupon, against payment by the Founder and/or the Company of the Founder/Charm Call Price, Aegis will deliver the following to the Founder and/or the Company:
(i)	duly executed instruments of transfer and sold notes (if applicable) in respect of the shares in the Company to be sold in favour of the Founder and/or the Company or its nominee together with definitive share certificates thereof in the names of the relevant transferor; and
(ii)	half (1/2) share of any stamp duty or transfer duty payable on the sale and purchase of the shares in the Company to be sold.
          (d) In the event that the Founder and/or the Company exercises the Founder/Charm Call Option, each of the Founder and/or the Company and Aegis shall be liable for its own share of the Tax (other than stamp duty) in relation to the transfer of the Shares pursuant to this Section 12.15.

          (e) In the event that both the Founder and the Company wish to exercise the Founder/Charm Call Option, the Founder shall have priority.
          (f) The Founder/Charm Call Option, if not exercised prior to the Initial Public Offering, will lapse upon the Initial Public Offering.
 12.16 Standstill.
          Aegis agrees that, on or after the Initial Public Offering, the Aegis Group shall not acquire securities entitled to vote generally for the election of directors of the Company or any other securities convertible, exchangeable or exercisable for such securities (“Voting Securities”) which would exceed, on a fully diluted basis, more than Twenty-five Per Cent (25%) of the Voting Securities or submit an unsolicited proposal or offer to acquire same without the prior approval of the board of directors of the Company.
PART 3
*****
ARTICLE XIII
GOVERNING LAW AND RESOLUTION OF DISPUTES
          13.1 Governing Law. This Agreement and any disputes, claims or controversies arising from, related to or in connection with this Agreement shall be construed in accordance with the Laws of Hong Kong, without regard to its conflict of laws principles.
13.2 Dispute Resolution Mechanism.
          (a) Any dispute arising out of or in connection with this Agreement shall be solely and finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by a single arbitrator appointed in accordance with the ICC Rules. The parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims or issues presented to the arbitrator, irrespective of the magnitude thereof.
          (b) The arbitration shall take place in Hong Kong or such other place as the Parties may mutually agree in writing.
          (c) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The Parties hereby waive to the fullest extent permitted by law any rights to appeal or to review such award by any court or tribunal. The Parties agree that the arbitral award may be enforced against the Parties to the arbitration proceeding or their assets wherever they may be found and that a judgment on the arbitration award may be entered in any court having jurisdiction over the Parties or their assets.
          (d) Notwithstanding anything herein contained, any Party shall be entitled to seek injunctive relief, if possible, from any court of competent jurisdiction to protect its rights under this Agreement pending the constitution of the arbitral tribunal pursuant to this Section 13.2.
          13.3 Performance Pending Dispute Resolution. Unless otherwise terminated in accordance with the terms hereof, this Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect during the pendency of the arbitration under Section 13.2.
          13.4 Survival. Unless otherwise terminated in accordance with the terms hereof, this Article XIII shall survive the termination or expiration of this Agreement.
ARTICLE XIV
MISCELLANEOUS
          14.1 Entire Agreement and Single Cause of Action.
          (a) This Agreement (together with the other Transaction Documents) constitutes the whole agreement among the Parties hereto and thereto relating to the subject matter hereof and thereof and supersedes all prior agreements or understandings both oral and written among all of the parties hereto and thereto relating to the subject matter hereof and thereof.
          (b) The Parties acknowledge that to the extent any provision included in this Agreement (“Agreement Provision”) is repeated in another provision under any other Transaction Document (“Other Transaction Document Provision”) and a breach of the Agreement Provision has occurred, a Party who has made a monetary claim (whether for breach of contract, indemnification or any other legal principle) in respect of the breach of the Agreement Provision and such claim has been compensated, adjudicated or settled, then that Party shall not be entitled to make a separate claim on the basis that such breach also amounts to a breach of the relevant Other Transaction Document Provision separately.
          14.2 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

 14.3 Amendment; Waiver.
          (a) This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.
          (b) No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
 14.4 Assignment.
          (a) Neither Merry Circle, the Founder nor Aegis may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other Parties (and any attempted assignment or transfer without such consent shall be null and void).
          (b) Without prejudice to the foregoing clause (a), Aegis shall be entitled in its absolute discretion to transfer any or all of its rights hereunder to or for the benefit of any Affiliates of Aegis (the “Permitted Transferees”); provided, that each Permitted Transferee shall continue to be subject to the terms hereof, and, as a condition to the other Parties’ recognizing such transfer, each Permitted Transferee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an assumption agreement in the form set out in Exhibit H hereto.
          (c) Aegis shall effect a transfer by delivering a written notice of the transfer to Merry Circle, the Founder and the Company pursuant to Section 14.6. Such written notice shall specify the name and address of the transferee, the consideration for the transfer, if applicable, and the effective date of the transfer.
          14.5 Joint and Several Obligations. The obligations and liabilities of each of Merry Circle and the Founder under this Agreement shall be the joint and several obligations of Merry Circle and the Founder.
          14.6 Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party with copies to each of the other parties at their respective address or fax numbers set out below (or such other address or fax number as the addressee has by five days’ prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (b) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the ten(10) day following posting, and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch. The initial address and facsimile for the Parties for the purposes of this Agreement are:
          (a) if to the Company, Merry Circle or the Founder, to:
c/o Charm Communications Inc.
26th Floor, Oriental Media Center
4 Guanghua Road, Chaoyang District
Beijing 100026
People’s Republic of China
Attention: Mr. He Dang
Fax No.: (86) 10 6583 6860
with a copy to:
DLA Piper UK LLP Beijing Representative Office
20th Floor South Tower
Beijing Kerry Center
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Attention: Mr. Steven Liu
Fax No.: (86) 10 6561 5158
(b) if to Aegis, to
Parker Tower,
43-49 Parker Street,
London, England,
WC2B 5P5
Attention: General Counsel
Fax No.: +44 (0) 20 7550 3322
with a copy to:
K&L Gates
35th Floor, Two International Finance Centre,
8 Finance Street,
Central, Hong Kong
Attention: Mr. Clifford Ng
Fax No.: (852) 2511-9515
          14.7 Counterparts. This Agreement may be signed in any number of counterparts including counterparts transmitted by facsimile, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          14.8 Severability. If any provision contained in this Agreement shall for any reason be determined to be partially or wholly invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be of no force and effect to the extent so determined, but the invalidity, illegality or unenforceability of such provision shall have no effect upon and shall not impair the validity, legality or enforceability of any other provision of this Agreement.
          14.9 Further Assurances. Each Party shall give such further assurance, provide such further information, take such further actions and execute and deliver such further documents and instruments as are, in each case, within its power to give, provide and take so as to give full effect to the provisions of this Agreement.
          14.10 Costs. The parties shall pay their own costs in connection with the preparation, negotiation and execution of this Agreement.
[Signatures to follow]

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SIGNED SEALED and DELIVERED	)
by DANG HE	)	/s/ Dang He
in the presence of	)

SIGNED by DANG HE	)	/s/ Dang He
for and on behalf of	)
MERRY CIRCLE TRADING LIMITED	)
in the presence of	)

SIGNED by DANG HE	)	/s/ Dang He
for and on behalf of	)
CHARM COMMUNICATIONS INC.	)
in the presence of	)

SIGNED by PATRICK STAHLE	)	/s/ Patrick Stahle
for and on behalf of	)
AEGIS MEDIA PACIFIC LIMITED	)
in the presence of	)
Schedule 1

Schedule 1
1.	Beijing Xingyang Advertising Co., Ltd.

2.	Beijing Xinyang Heli Advertising Co., Ltd.

3.	Beijing Xinxin Charm Advertising Co., Ltd.

4.	Beijing Yida Charm Advertising Co., Ltd.

5.	Beijing Shidai Charm Advertising Co., Ltd.

6.	Beijing Ruiyi Youshi Advertising Co., Ltd.

7.	Shanghai Haobangyang Advertising Co., Ltd.

8.	Hubei Haobangyang Advertising Co., Ltd.

9.	Qinghai Charm Youshi Culture Co., Ltd.

10.	Qinghai Xstars Media Ltd.

2

Schedule 2
CHARM COMMUNICATIONS INC.
CAPITALIZATION TABLE — PRIOR TO REPURCHASE

		Number of
		Ordinary
		Shares on as
		converted
		basis (for
		Series A	% (w/o the	% (w/ the
	Number of	Preferred	effect of	effect of
	Shares	Shares only)	ESOP)	ESOP)
Ordinary Shares — Merry Circle	48,906,250	n/a	78.25%	69.8661%
Ordinary Shares — Honour Idea	1,093,750	n/a	1.75%	1.5625%

Series A Preferred Shares — Dynasty	7,437,500	7,437,500	11.90%	10.625%
Series A Preferred Shares — Swift Rise	62,500	62,500	0.10%	0.0893%
Series A Preferred Shares — Chaview	5,000,000	5,000,000	8.00%	7.1428%
Subtotal without ESOP	62,500,000	n/a	100.00%	89.2857%
ESOP — Pool	7,500,000	n/a	n/a	10.7143%
Total	70,000,000	n/a	n/a	100%
Schedule 2

CHARM COMMUNICATIONS INC.
CAPITALIZATION TABLE — IMMEDIATELY AFTER CLOSING AND REPURCHASE

		Number of
		Ordinary
		Shares on as
		converted
		basis (for
		Series A	% (w/o the	% (w/ the
	Number of	Preferred	effect of	effect of
	Shares	Shares only)	ESOP)	ESOP)
Ordinary Shares — Merry Circle	44,016,250	n/a	70.43%	62.88%
Ordinary Shares — Honour Idea	1,093,750	n/a	1.75%	1.56%
Ordinary Shares — Aegis	12,390,000	n/a	19.82%	17.70%
Series A Preferred Shares — Chaview	5,000,000	5,000,000	8.0%	7.14%
Subtotal without ESOP	62,500,000	n/a	100.00%	89.29%

Ordinary Shares — ESOP	7,500,000	n/a	n/a	10.71%

Total	70,000,000	n/a	n/a	100.00%

2

Schedule 3
*****
Schedule 3

Schedule 4
*****
Schedule 4

Schedule 5
Disclosure Schedule
Schedule 5

DISCLOSURE SCHEDULE
TO
SHARE SUBSCRIPTION AGREEMENT
          This Disclosure Schedule (this “Schedule”) is an integral part of the Share Subscription Agreement (the “Agreement”) dated as of 20 January 2010 by and between Charm Communications Inc. (the “Company”) and Aegis Media Pacific Ltd. (“Aegis”).
          The section numbers in this Schedule correspond to the section numbers in the Agreement. All capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement. English translation of names and addresses herein is provided for reference only.
          This Schedule and the information and disclosures contained in this Schedule are intended only to qualify and limit the representations and warranties of Company contained in Part I and Part IA of Article III of the Agreement (the “Warranties”), which Warranties are given on the basis that the disclosures fairly and accurately contained in or made or deemed to be made by this Schedule have been disclosed or accepted by Aegis as having been disclosed, and shall not be deemed to expand in any way the scope or effect of any such Warranties. Disclosure of any fact or item in any section of the Schedule shall be in respect of the corresponding section of Part I and Part IA of Article III of the Agreement which expressly referred to such section of the Schedule only but not in respect of any other section of Part I and Part IA of Article III or any other provision of the Agreement. Accordingly, the Warranties shall be qualified by reference to those matters fairly and accurately disclosed herein and the parties shall not be liable for any breach of any Warranty (and no claim shall lie in respect thereof) to the extent so qualified.
          This Schedule shall be deemed to disclose and the parties acknowledge and agree that there shall be treated as so disclosed, the following:
          (a) the contents of the Agreement and the contents referred to in the Agreement as being in the agreed terms;
          (b) all information contained in the Charm Accounts, including the notes thereto and the accompanying reports of directors and auditors attached to such Charm Accounts;
          (c) all factual matters and information which are reasonably clear from the face of, contained or referred to in the documents and papers, read in isolation, which as they are referred to herein and/or attached hereto so far as they are relevant to the Warranties; and
          (d) all matters and information relating to any of the Group Companies and/or any of their respective businesses and assets which is a matter of public record or available for public inspection in the PRC, Hong Kong, the Cayman Islands and the British Virgin Islands (as the case may be), including (but without prejudice to the generality of the foregoing) all documents, resolutions and other matters or information filed at or delivered for registration with the relevant government authority in the PRC, Hong Kong, the Cayman Islands or the British Virgin Islands.
          Where Warranties are repeated on the Closing Date or at any other times, each item of disclosure in this Schedule shall apply at the Closing Date or, as the case may be, at each other times.
          Nothing in this Schedule constitutes an admission of any liability or obligation of the Company to any third party, nor an admission against the Company’s interest.

SCHEDULE 3.4
OUTSTANDING OPTIONS, RIGHTS OF FIRST REFUSAL,
PREEMPTIVE RIGHTS OR OTHER RIGHTS OR AGREEMENTS
1.	7,050,941 options to purchase Ordinary Shares have been granted to directors, officers, employees and consultants of the Company under its 2008 Share Incentive Plan (the “ESOP”) under which 7,500,000 Ordinary Shares have been reserved for issuance upon the exercise the options granted under the ESOP.
2.	Pursuant to the Amended and Restated Shareholders Agreement by and among the Founder, Merry Circle, Dynasty, Swift Rise, Chaview, the Company and such other parties thereto dated as of August 19, 2008 and the Articles of Association of the Company adopted by Special Resolution dated August 19, 2008, Merry Circle, Dynasty, Swift Rise and Chaview have the preemptive right to subscribe for any issuance of Equity Securities of the Company (defined under the Articles of Association) other than in an Initial Public Offering of the Company in proportion to their respective shareholding percentage ownership.
3.	Under the share subscription agreement dated as of July 16, 2008 by and among Dynasty, Swift Rise, the Founder, the Company and such other parties thereto, each of Dynasty and Swift Rise has right to receive Adjustment Shares (defined therein) if the Company’s 2008 Net Income (defined therein) does not satisfy certain threshold provided thereunder.
4.	Under that certain share subscription agreement dated August 15, 2008 by and among Chaview, the Founder, the Company and such other parties thereto (“Second Share Subscription Agreement”), Chaview has right to receive Adjustment Shares (defined therein) if the Company’s 2008 Net Income (defined therein) does not satisfy certain threshold provided thereunder.

SCHEDULE 3.5
SUBSIDIARIES
3.5(a) and (b)
List of Group Companies and Their Authorized Share Capital/Registered Capital

Authorized Share
			Capital /	Issued Share
			Registered	Capital / Paid Up
No.	Subsidiary	Jurisdiction	Capital	Capital	Record Owners
1.	BVI Sub	British Virgin Islands	50,000 shares with a par value of US$1.00 each.	50,000 shares	Company
2.	BVI Sub II	British Virgin Islands	50,000 shares with a par value of US$1.00 each	50,000 shares	Company
3.	HK Sub	Hong Kong	10,000 shares with a par value of HK $1.00 each.	10,000 shares	BVI Sub
4.	WFOE	PRC	US$32,000,000	US $32,000,000	HK Sub
5.	Beijing Yida Charm Advertising Co., Ltd.	PRC	RMB10,000,000	RMB10,000,000	Founder Bai Qingmei
6.	Beijing Shidai Charm Advertising Co., Ltd.	PRC	RMB500,000	RMB500,000	Founder Bai Qingmei
7.	Beijing Xinyang Heli Advertising Co., Ltd.	PRC	RMB500,000	RMB500,000	Founder Bai Qingmei
8.	Beijing Xingyang Heli Advertising Co., Ltd.	PRC	RMB500,000	RMB500,000	Founder Bai Qingmei
9.	Beijing Xinxin Charm Advertising Co., Ltd.	PRC	RMB500,000	RMB500,000	Founder Bai Qingmei
10.	Beijing Ruiyi Youshi Advertising Co., Ltd.	PRC	RMB500,000	RMB500,000	Founder Bai Qingmei
11.	Shanghai Haobangyang Advertising Co., Ltd.	PRC	RMB1,000,000	RMB1,000,000	Founder Bai Qingmei

Authorized Share
			Capital /	Issued Share
			Registered	Capital / Paid Up
No.	Subsidiary	Jurisdiction	Capital	Capital	Record Owners
12.	Hubei Haobangyang Advertising Co., Ltd.	PRC	RMB500,000	RMB500,000	Founder Bai Qingmei
13.	Qinghai Xstars Media Ltd.	PRC	RMB1,000,000	RMB1,000,000	Founder Bai Qingmei
14.	Qinghai Charm Youshi Culture Co., Ltd.	PRC	RMB5,000,000	RMB5,000,000	Beijing Shidai Charm Advertising Co., Ltd.
Pursuant to the Control Documents, the control and economic interests of the Domestic Companies have been transferred to the WFOE.

SCHEDULE 3.6
CONFLICTS
1.	Amendment of the registration of Founder as required by the SAFE Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (“Circular No. 75”) referred to in Section 5.9(a) of the Agreement.
2.	Filing the Amended and Restated Memorandum and Articles of Association and updated Register of Members and Directors with Registry of Companies of the Cayman Islands referred to in Section 2.2(a) of the Agreement.
3.	As of the date hereof, the Founder and Merry Circle have failed to execute that certain equitable share mortgage in favor of Dynasty and Swift Rise prior to or on October 31, 2009 pursuant to the Amended and Restated Shareholders Agreement (as defined under the Second Amended and Restated Shareholders Agreement). Dynasty and Swift Rise have provided written notice to the Founder and Merry Circle of such breach, expressly reserving their respective rights to pursue their remedies, take any action or exercise any rights they may have against the Founder and Merry Circle pursuant to the Section 7.1(b) of the Amended and Restated Shareholders Agreement or applicable laws. Assuming the transactions contemplated by the Agreement are consummated, and the Series A Preferred Shares held by Dynasty and Swift Rise are redeemed pursuant to the Redemption Notice, the Company, the Founder and Merry Circle shall each have no liability for such breach.
4.	As of the date hereof, the Founder and Merry Circle have failed to execute an equitable share mortgage in favor of Chaview prior to or on October 31, 2009 pursuant to the Amended and Restated Shareholders Agreement. Chaview has agreed to enter into (i) the Second Amended and Restated Shareholders Agreement, (ii) the Chaview Documents, and (iii) the security agreement among the Founder, Merry Circle and the Founder, to amend the right of IPO redemption granted to it pursuant to Section 7.1(c) of the Amended and Restated Shareholders Agreement.
5.	Consent is required from Dynasty, Swift Rise and Chaview with respect to the transactions contemplated under the Agreement and other Transaction Documents.

SCHEDULE 3.7
GOVERNMENTAL APPROVALS
See Items 1 and 2 under Schedule 3.6 for filings required in connection with the consummation of the transaction contemplated under the Agreement.

SCHEDULE 3.13
TAXES
3.13(f)
1.	The WFOE has obtained approvals respectively from Taxation Bureau of Guangxi Zhuang Autonomous Region on November 17, 2008 and Taxation Bureau of Nanning City, Guangxi Zhuang Autonomous Region on November 20, 2008, exempting the WFOE from 100% State enterprise income tax in the years of 2007 (which, if already paid, will be refunded to WFOE upon WFOE’s application) and 2008, and 50% State enterprise income tax for the fiscal years of 2009, 2010 and 2011. At the time of obtaining such approval, the WFOE had already fully paid the State enterprise income tax for the year of 2007, and decided not apply for the tax rebate due to its negligible amount.
2.	The WFOE also obtained a separate approval from Taxation Bureau of Nanning City on September 28, 2009, exempting the WFOE from 100% local enterprise income tax during the year of 2009 and 2010.
3.	The Domestic Companies are currently working with their tax advisor to ensure that they are fully complying with the transfer pricing regulations of the PRC as of the Closing.

SCHEDULE 3.17
TANGIBLE PERSON PROPERTY AND INVESTMENT ASSETS
1. Pursuant to the Amendment to Articles of Association of Zhengzhou Zhanggong Winery Sales Co., Ltd. (“Zhanggong JV”) adopted on May 19, 2008, Beijing Shidai Charm Advertising Co., Ltd. owns 40% equity interest ownership in Zhanggong JV, which has a registered capital of RMB10,000,000.

SCHEDULE 3.18
GROUP COMPANY INTELLECTUAL PROPERTY
List of Domain Names

			Registered	Expiry
No.	Domain Name	Registered Owner	Time	Time
1.	charmbj.com	WFOE	2005-08-12	2012-08-12
2.	charmcommunications.com	WFOE	2008-02-03	2013-02-03
3.	charmcommunications.net.cn	WFOE	2008-02-03	2013-02-03
4.	charmcommunications.com.cn	WFOE	2008-02-03	2013-02-03
5.	charmcommunications.net	WFOE	2008-02-03	2013-02-03
6.	charmcommunications.cn	WFOE	2008-02-03	2013-02-03
7.	charmcommunications.mobi	WFOE	2008-02-01	2013-02-01
8.	charmcommunications.biz	WFOE	2008-03-17	2014-03-17
9.	charmcommunications.hk	Beijing Shidai Charm Advertising Co., Ltd.	2008-02-03	2013-02-03
10.	charmcommunications.info	WFOE	2008-03-17	2014-03-17
11.	charmcommunications.tv	WFOE	2008-02-03	2013-02-03
12.	charmcommunications.cc	WFOE	2008-02-01	2013-02-01
13.	charm-communications.cn	WFOE	2008-02-03	2013-02-03
14.	charm-communications.net.cn	WFOE	2008-02-03	2013-02-03
15.	charm-communications.com.cn	WFOE	2008-02-03	2013-02-03
16.	charm-communications.net	WFOE	2008-02-03	2013-02-03
17.	charm-communications.com	WFOE	2008-02-03	2013-02-03
18.	charm-communications.biz	WFOE	2008-03-17	2014-03-17
19.	charm-communications.hk	Beijing Shidai Charm Advertising Co., Ltd.	2008-02-03	2013-02-03
20.	charm-communications.info	WFOE	2008-03-17	2014-03-17
21.	charm-communications.cc	WFOE	2008-02-01	2013-02-01
22.	charm-communications.tv	WFOE	2008-02-03	2013-02-03
23.	brand-billboard.cn	WFOE	2008-01-17	2013-01-17
24.	charmsh.com	WFOE	2008-01-17	2013-01-17
25.	brandbsh.com	WFOE	2008-01-17	2013-01-17
26.	brand-billboard.com	WFOE	2008-01-17	2013-01-17
27.	haobangyang.net	WFOE	2008-01-17	2013-01-17
28.	brand-billboard.net	WFOE	2008-01-17	2013-01-17
29.	charmsh.net	WFOE	2008-01-17	2013-01-17
30.	brand-billboard.com.cn	WFOE	2008-01-17	2013-01-17
31.	charmsh.com.cn	WFOE	2008-01-17	2013-01-17
32.	brandbsh.com.cn	WFOE	2008-01-17	2013-01-17
33.	charmcommunications.asia	WFOE	2009-11-25	2010-11-25
34.	charm-communications.mobi	WFOE	2009-11-24	2014-11-24
35.	charm-communications.asia	WFOE	2009-11-25	2010-11-25
36.	xstarsmedia.com.cn	WFOE	2009-08-18	2014-08-18
37.	xstarsmedia,com	WFOE	2009-08-18	2014-08-18

Note: The domain names under No. 9 and 19 are being transferred to WFOE, which is expected to be completed prior to March 31, 2010.
List of Trademark

			Approved	Valid
			Category of	Registration
No.	Trademark Name	Registered Owner	Service	Term
1.		WFOE	No. 35	2003-04-07 to 2013-04-06

2.		WFOE	No. 35	2003-08-21 to 2013-08-20

3.		Beijing Boda Charm Advertising Co., Ltd.	No. 35	Under Application

4.		Shanghai Haobangyang Advertising Co., Ltd.	No. 35	Under Application

5.		Qinghai Xstars Media Ltd.	No. 35	Under Application

6.		WFOE	No. 35	Under Application

7.		WFOE	No. 35	Under Application
IP Transfer and License Agreement:
1.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Beijing Xingyang Advertising Co., Ltd.

2.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Beijing Xinyang Heli Advertising Co., Ltd.

3.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Beijing Xinxin Charm Advertising Co., Ltd.

4.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Beijing Yida Charm Advertising Co., Ltd.

5.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Beijing Shidai Charm Advertising Co., Ltd.

6.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Beijing Ruiyi Youshi Advertising Co., Ltd.

7.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Shanghai Haobangyang Advertising Co., Ltd.

8.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Hubei Haobangyang Advertising Co., Ltd.

9.	Trademark, Trade Name and Domain Name Transfer Agreement, dated March 28, 2008, between WFOE and Beijing Shidai Charm Advertising Co., Ltd.

10.	Amendment to Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Beijing Shidai Charm Advertising Co., Ltd.

11.	Amendment to Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Shanghai Haobangyang Advertising Co., Ltd.

12.	Trademark, Trade Name and Domain Name License Agreement, dated October 21, 2009, between WFOE and Qinghai Xstarts Media Ltd.

13.	Trademark, Trade Name and Domain Name License Agreement, dated September 9, 2008, between WFOE and Qinghai Charm Youshi Culture Co., Ltd.
Uses by Other Persons that are not Permitted by the Company:
1.	The Group Companies previously permitted Hunan Heli Charm Commercial Development Advertising Co., Ltd. to use the trademark “Changrong” or That arrangement has been terminated. However, Hunan Heli Charm Commercial Development Advertising Co., Ltd. is still using the trademark The WFOE issued a formal complaint letter on October 16, 2009 to Hunan Heli Charm Commercial Development Advertising Co., Ltd. requesting them to stop using trademark .

2.	Zhejiang Charm Advertising Co., Ltd. has been using the trademark without explicit permission from any of the Group Companies. The WFOE issued a formal complaint letter on October 16, 2009 to Zhejiang Charm Advertising Co., Ltd. requesting them to stop using trademark .

SCHEDULE 3.19(a)
CONTRACTS
Series A Financing Documents:
1.	Share Subscription Agreement dated as of July 16, 2008 by and among the Company, Dynasty, Swift Rise and such other parties thereto.

2.	Amendment No.1 to Share Subscription Agreement dated as of August 15, 2008 by and among the Company, Dynasty, Swift Rise and such other parties thereto.

3.	Share Subscription Agreement dated as of August 15, 2008 by and among the Company, Chaview and such other parties thereto.

4.	Amended and Restated Shareholders Agreement dated as of August 19, 2008 by and among the Company, Dynasty, Swift Rise, Chaview and such other parties thereto.

5.	Amended and Restated Registration Agreement dated as of August 19, 2008 by and among the Company, Dynasty, Swift Rise, Chaview and such other parties thereto.

6.	Non-Competition Agreement, dated July 22, 2008, between Mr. Chen Xiaotao and Company.

7.	Side Letter, dated August 19, 2008, among Company, Dynasty and Chaview.

8.	Side Letter, dated July 29, 2008, among Company, Dynasty and AIF Capital Asia III, L.P.
Control Documents:
Qinghai Xstarts Media Ltd.
1.	Trademark, Trade Name and Domain Name License Agreement, dated October 21, 2009, between WFOE and Qinghai Xstarts Media Ltd.

2.	Exclusive Technology Support Agreement, dated October 21, 2009, between WFOE and Qinghai Xstarts Media Ltd.

3.	Option and Cooperation Agreement, dated October 21, 2009, among WFOE, Qinghai Xstarts Media Ltd., and Founder

4.	Option and Cooperation Agreement, dated October 21, 2009, among WFOE, Qinghai Xstarts Media Ltd., and Bai Qingmei

5.	Amendment to Option and Cooperation Agreement, dated October 21, 2009, , among WFOE, Qinghai Xstarts Media Ltd., and Founder

6.	Amendment to Option and Cooperation Agreement, dated October 21, 2009, among WFOE, Beijing Boda Charm Advertising Co., Ltd., and Bai Qingmei

7.	Equity Pledge Agreement, dated October 21, 2009, among WFOE, Qinghai Xstarts Media Ltd., and Bai Qingmei.

8.	Equity Pledge Agreement, dated October 21, 2009, among WFOE, Qinghai Xstarts Media Ltd., and Founder.

9.	Amendment to Equity Pledge Agreement, dated October 21, 2009, among WFOE, Qinghai Xstarts Media Ltd., and Founder

10.	Amendment to Equity Pledge Agreement, dated October 21, 2009, among WFOE, Qinghai Xstarts Media Ltd., Ltd., and Bai Qingmei

11.	Voting Rights Agreement, dated October 21, 2009, among WFOE, Qinghai Xstarts Media Ltd., and Founder

12.	Voting Rights Agreement, dated October 21, 2009, among WFOE, Qinghai Xstarts Media Ltd. and Bai Qingmei.

13.	Proxy Agreement, dated October 21, 2009, between WFOE and Founder

14.	Proxy Agreement, dated October 21, 2009, between WFOE and Bai Qingmei

15.	dated September 9, 2008, between Founder and Bai Qingmei
Beijing Xingyang Advertising Co., Ltd.
16.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Beijing Xingyang Advertising Co., Ltd.

17.	Exclusive Technology Support Agreement, dated March 28, 2008, between WFOE and Beijing Xingyang Advertising Co., Ltd.

18.	Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Beijing Xingyang Advertising Co., Ltd., and Founder

19.	Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Beijing Xingyang Advertising Co., Ltd., and Bai Qingmei

20.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Beijing Xingyang Advertising Co., Ltd., and Founder

21.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Beijing Xingyang Advertising Co., Ltd., and Bai Qingmei

22.	Equity Pledge Agreement, dated June 25, 2008, among WFOE, Beijing Xingyang Advertising Co., Ltd., and Founder

23.	Equity Pledge Agreement, dated June 25, 2008, among WFOE, Beijing Xingyang Advertising Co., Ltd., and Bai Bingmei

24.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among WFOE, Beijing Xingyang Advertising Co., Ltd., and Founder

25.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among WFOE, Beijing Xingyang Advertising Co., Ltd., and Bai Qingmei

26.	Voting Rights Agreement, dated June 25, 2008, among WFOE, Beijing Xingyang Advertising Co., Ltd., and Founder

27.	Voting Rights Agreement, dated June 25, 2008, among WFOE, Beijing Xingyang Advertising Co., Ltd., and Bai Qingmei

28.	Proxy Agreement, dated June 25, 2008, between WFOE and Founder

29.	Proxy Agreement, dated June 25, 2008, between WFOE and Bai Qingmei

30.	dated June 25, 2008, between Founder and Bai Qingmei
Beijing Xinyang Heli Advertising Co., Ltd.
31.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Xinyang Heli Advertising Co., Ltd.

32.	Exclusive Technology Support Agreement, dated March 28, 2008, between WFOE and Xinyang Heli Advertising Co., Ltd.

33.	Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Xinyang Heli Advertising Co., Ltd., and Founder

34.	Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Xinyang Heli Advertising Co., Ltd., and Bai Qingmei

35.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Xinyang Heli Advertising Co., Ltd., and Founder

36.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Xinyang Heli Advertising Co., Ltd., and Bai Qingmei

37.	Equity Pledge Agreement, dated June 25, 2008, among WFOE, Xinyang Heli Advertising Co., Ltd., and Founder

38.	Equity Pledge Agreement, dated June 25, 2008, among WFOE, Xinyang Heli Advertising Co., Ltd., and Bai Qingmei

39.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among WFOE, Xinyang Heli Advertising Co., Ltd., and Founder

40.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among WFOE, Xinyang Heli Advertising Co., Ltd., and Bai Qingmei

41.	Voting Rights Agreement, dated June 25, 2008, among WFOE, Xinyang Heli Advertising Co., Ltd., and Founder

42.	Voting Rights Agreement, dated June 25, 2008, among WFOE, Xinyang Heli Advertising Co., Ltd., and Bai Qingmei

43.	Proxy Agreement, dated June 25, 2008, between WFOE and Founder

44.	Proxy Agreement, dated June 25, 2008, between WFOE and Bai Qingmei

45.	dated June 25, 2008, between Founder and Bai Qingmei
Beijing Xinxin Charm Advertising Co., Ltd.
46.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Xinxin Charm Advertising Co., Ltd.

47.	Exclusive Technology Support Agreement, dated March 28, 2008, between WFOE and Xinxin Charm Advertising Co., Ltd.

48.	Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Xinxin Charm Advertising Co., Ltd., and Founder

49.	Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Xinxin Charm Advertising Co., Ltd., and Bai Qingmei

50.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Xinxin Charm Advertising Co., Ltd., and Founder

51.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Xinxin Charm Advertising Co., Ltd., and Bai Qingmei

52.	Equity Pledge Agreement, dated June 25, 2008, among WFOE, Xinxin Charm Advertising Co., Ltd., and Founder

53.	Equity Pledge Agreement, dated June 25, 2008, among WFOE, Xinxin Charm Advertising Co., Ltd., and Bai Qingmei

54.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among WFOE, Xinxin Charm Advertising Co., Ltd., and Founder

55.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among WFOE, Xinxin Charm Advertising Co., Ltd., and Bai Qingmei

56.	Voting Rights Agreement, dated June 25, 2008, among WFOE, Xinxin Charm Advertising Co., Ltd., and Founder

57.	Voting Rights Agreement, dated June 25, 2008, among WFOE, Xinxin Charm Advertising Co., Ltd., and Bai Qingmei

58.	Proxy Agreement, dated June 25, 2008, between WFOE and Founder

59.	Proxy Agreement, dated June 25, 2008, between WFOE and Bai Qingmei

60.	dated June 25, 2008, between Founder and Bai Qingmei
Beijing Yida Charm Advertising Co., Ltd.
61.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Yida Charm Advertising Co., Ltd.

62.	Exclusive Technology Support Agreement, dated March 28, 2008, between WFOE and Yida Charm Advertising Co., Ltd.

63.	Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Yida Charm Advertising Co., Ltd., and Founder

64.	Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Yida Charm Advertising Co., Ltd., and Bai Qingmei

65.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Yida Charm Advertising Co., Ltd., and Founder

66.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Yida Charm Advertising Co., Ltd., and Bai Qingmei

67.	Equity Pledge Agreement, dated June 25, 2008, among WFOE, Yida Charm Advertising Co., Ltd., and Founder

68.	Equity Pledge Agreement, dated June 25, 2008, among WFOE, Yida Charm Advertising Co., Ltd., and Bai Qingmei

69.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among WFOE, Yida Charm Advertising Co., Ltd., and Founder

70.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among WFOE, Yida Charm Advertising Co., Ltd., and Bai Qingmei

71.	Voting Rights Agreement, dated June 25, 2008, among WFOE, Yida Charm Advertising Co., Ltd., and Founder

72.	Voting Rights Agreement, dated June 25, 2008, among WFOE, Yida Charm Advertising Co., Ltd., and Bai Qingmei

73.	Proxy Agreement, dated June 25, 2008, between WFOE and Founder

74.	Proxy Agreement, dated June 25, 2008, between WFOE and Bai Qingmei

75.	dated June 25, 2008, between Founder and Bai Qingmei
Beijing Shidai Charm Advertising Co., Ltd.
76.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Beijing Shidai Charm Advertising Co., Ltd.

77.	Exclusive Technology Support Agreement, dated March 28, 2008, between WFOE and Beijing Shidai Charm Advertising Co., Ltd.

78.	Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Beijing Shidai Charm Advertising Co., Ltd., and Founder

79.	Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Beijing Shidai Charm Advertising Co., Ltd., and Bai Qingmei

80.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Beijing Shidai Charm Advertising Co., Ltd., and Founder

81.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Beijing Shidai Charm Advertising Co., Ltd., and Bai Qingmei

82.	Equity Pledge Agreement, dated June 25, 2008, among WFOE, Beijing Shidai Charm Advertising Co., Ltd., and Founder

83.	Equity Pledge Agreement, dated June 25, 2008, among WFOE, Beijing Shidai Charm Advertising Co., Ltd., and Bai Qingmei

84.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among WFOE, Beijing Shidai Charm Advertising Co., Ltd., and Founder

85.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among WFOE, Beijing Shidai Charm Advertising Co., Ltd., and Bai Qingmei

86.	Voting Rights Agreement, dated June 25, 2008, among WFOE, Beijing Shidai Charm Advertising Co., Ltd., and Founder

87.	Voting Rights Agreement, dated June 25, 2008, among WFOE, Beijing Shidai Charm Advertising Co., Ltd., and Bai Qingmei

88.	Proxy Agreement, dated June 25, 2008, between WFOE and Founder

89.	Proxy Agreement, dated June 25, 2008, between WFOE and Bai Qingmei

90.	dated June 25, 2008, between Founder and Bai Qingmei

Beijing Ruiyi Youshi Advertising Co., Ltd.
91.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Ruiyi Youshi Advertising Co., Ltd.

92.	Exclusive Technology Support Agreement, dated March 28, 2008, between WFOE and Ruiyi Youshi Advertising Co., Ltd.

93.	Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Ruiyi Youshi Advertising Co., Ltd., and Founder

94.	Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Ruiyi Youshi Advertising Co., Ltd., and Bai Qingmei

95.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Ruiyi Youshi Advertising Co., Ltd., and Founder

96.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among WFOE, Ruiyi Youshi Advertising Co., Ltd., and Bai Qingmei

97.	Equity Pledge Agreement, dated June 25, 2008, among WFOE, Ruiyi Youshi Advertising Co., Ltd., and Founder

98.	Equity Pledge Agreement, dated June 25, 2008, among WFOE, Ruiyi Youshi Advertising Co., Ltd., and Bai Qingmei

99.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among WFOE, Ruiyi Youshi Advertising Co., Ltd., and Founder

100.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among WFOE, Ruiyi Youshi Advertising Co., Ltd., and Bai Qingmei

101.	Voting Rights Agreement, dated June 25, 2008, among WFOE, Ruiyi Youshi Advertising Co., Ltd., and Founder

102.	Voting Rights Agreement, dated June 25, 2008, among WFOE, Ruiyi Youshi Advertising Co., Ltd., and Bai Qingmei

103.	Proxy Agreement, dated June 25, 2008, between WFOE and Founder

104.	Proxy Agreement, dated June 25, 2008, between WFOE and Bai Qingmei

105.	dated June 25, 2008, between Founder and Bai Qingmei
Shanghai Haobangyang Advertising Co., Ltd.
106.	Option and Cooperation Agreement, dated December 25, 2008, among WFOE, Shanghai Haobangyang Advertising Co., Ltd., and Founder

107.	Option and Cooperation Agreement, dated December 25, 2008, among WFOE, Shanghai Haobangyang Advertising Co., Ltd., and Bai Qingmei

108.	Amendment to Option and Cooperation Agreement, dated December 25, 2008, among WFOE, Shanghai Haobangyang Advertising Co., Ltd., Founder

109.	Amendment to Option and Cooperation Agreement, dated December 25, 2008, among WFOE, Shanghai Haobangyang Advertising Co., Ltd., and Bai Qingmei

110.	Equity Pledge Agreement, dated December 25, 2008, among WFOE, Shanghai Haobangyang Advertising Co., Ltd., and Founder

111.	Equity Pledge Agreement, dated December 25, 2008, among WFOE, Shanghai Haobangyang Advertising Co., Ltd., and Bai Qingmei

112.	Amendment to Equity Pledge Agreement, dated December 25, 2008, among WFOE, Shanghai Haobangyang Advertising Co., Ltd., and Founder

113.	Amendment to Equity Pledge Agreement, dated December 25, 2008, among WFOE, Shanghai Haobangyang Advertising Co., Ltd., and Bai Qingmei

114.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Shanghai Haobangyang Advertising Co., Ltd.

115.	Exclusive Technology Support Agreement, dated March 28, 2008, between WFOE and Shanghai Haobangyang Advertising Co., Ltd.

116.	Voting Rights Agreement, dated December 25, 2008, among WFOE, Shanghai Haobangyang Advertising Co., Ltd., and Founder

117.	Voting Rights Agreement, dated December 25, 2008, among WFOE, Shanghai Haobangyang Advertising Co., Ltd., and Bai Qingmei

118.	Proxy Agreement, dated December 25, 2008, between WFOE and Founder

119.	Proxy Agreement, dated December 25, 2008, between WFOE and Bai Qingmei

120.	dated December 25, 2008, between Founder and Bai Qingmei
Hubei Haobangyang Advertising Co., Ltd.
121.	Option and Cooperation Agreement, dated August 18, 2008, among WFOE, Hubei Haobangyang Advertising Co., Ltd., and Founder

122.	Option and Cooperation Agreement, dated August 18, 2008, among WFOE, Hubei Haobangyang Advertising Co., Ltd., and Bai Qingmei

123.	Amendment to Option and Cooperation Agreement, dated August 18, 2008, among WFOE, Hubei Haobangyang Advertising Co., Ltd., and Founder

124.	Amendment to Option and Cooperation Agreement, dated August 18, 2008, among WFOE, Hubei Haobangyang Advertising Co., Ltd., and Bai Qingmei

125.	Equity Pledge Agreement, dated August 18, 2008, among WFOE, Hubei Haobangyang Advertising Co., Ltd., and Founder

126.	Equity Pledge Agreement, dated August 18, 2008, among WFOE, Hubei Haobangyang Advertising Co., Ltd., and Bai Qingmei

127.	Amendment to Equity Pledge Agreement, dated August 18, 2008, among WFOE, Hubei Haobangyang Advertising Co., Ltd., and Founder

128.	Amendment to Equity Pledge Agreement, dated August 18, 2008, among WFOE, Hubei Haobangyang Advertising Co., Ltd., and Bai Qingmei

129.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between WFOE and Hubei Haobangyang Advertising Co., Ltd.

130.	Exclusive Technology Support Agreement, dated March 28, 2008, between WFOE and Hubei Haobangyang Advertising Co., Ltd.

131.	Voting Rights Agreement, dated August 18, 2008, among WFOE, Hubei Haobangyang Advertising Co., Ltd., and Founder

132.	Voting Rights Agreement, dated August 18, 2008, among WFOE, Hubei Haobangyang Advertising Co., Ltd., and Bai Qingmei

133.	Proxy Agreement, dated August 18, 2008, between WFOE and Founder

134.	Proxy Agreement, dated August 18, 2008, between WFOE and Bai Qingmei

135.	dated August 18, 2008, between Founder the Bai Qingmei
Qinghai Charm Youshi Culture Co., Ltd.
136.	Option and Cooperation Agreement, dated September 9, 2008, among WFOE, Qinghai Charm Youshi Culture Co., Ltd., and Beijing Shidai Charm Advertising Co., Ltd.

137.	Equity Pledge Agreement, dated September 9, 2008, among WFOE, Qinghai Charm Youshi Culture Co., Ltd., and Beijing Shidai Charm Advertising Co., Ltd.

138.	Trademark, Trade Name and Domain Name License Agreement, dated September 9, 2008, between WFOE and Qinghai Charm Youshi Culture Co., Ltd.

139.	Exclusive Technology Support Agreement, dated September 9, 2008, between WFOE and Qinghai Charm Youshi Culture Co., Ltd.

140.	Voting Rights Agreement, dated September 9, 2008, among WFOE, Qinghai Charm Youshi Culture Co., Ltd., and Beijing Shidai Charm Advertising Co., Ltd.

141.	Proxy Agreement, dated September 9, 2008, between WFOE and Qinghai Charm Youshi Culture Co., Ltd.
Joint Venture Agreements
1.	Equity Joint Venture Agreement dated as of April 15, 2008, between Zhengzhou Zhanggong Winery Co., Ltd. and Beijing Shidai Charm Advertising Co., Ltd.

2.	Amendment to Equity Joint Venture Agreement dated as of May 19, 2008, between Henan Zhanggong Winery Co., Ltd. and Beijing Shidai Charm Advertising Co., Ltd.

3.	Amendment to Articles of Association of Zhanggong JV adopted on May 19, 2008 (See Schedule 3.17).

4.	Cooperation Agreement, dated as of March 8, 2008, among Zhejiang Zhizhonghe Winery Co., Ltd., Zhizhonghe (Hong Kong) Limited and Beijing Shidai Charm Advertising Co., Ltd;

5.	Amendment to the Cooperation Agreement executed in June, 2008, among Zhejiang Zhizhonghe Winery Co., Ltd., Zhizhonghe (Hong Kong) Limited, Beijing Shidai Charm Advertising Co., Ltd., and Wuzhou Zhizhonghe Health Food Co., Ltd.
IP Transfer and License Agreement
See Schedule 3.18 (IP Transfer and License Agreement).
Key Employee Employment Agreements
1.	Executive Employment Agreement, dated January 25, 2008 between Company and Founder.

2.	Executive Employment Agreement, dated January 15, 2009 between Company and Lee Li.

3.	Executive Employment Agreement dated November 1, 2009 between Company and Wei Zhou.

4.	Independent Director Agreement dated April 29, 2008 between Company and Dina Liu.

5.	Employment Agreement dated July 1, 2008 between WFOE and Zheng Hongmei.

6.	Employment Agreement dated June 22, 2009 between WFOE and Peng Meifeng.

7.	Employment Agreement dated July 1, 2008 between WFOE and Xiao Kun.

8.	Employment Agreement dated April 5, 2008 between WFOE and Li Weimin.

9.	Employment Agreement dated August 3, 2009 between WFOE and Su-Chieh Hsing.
Related Party Transactions
1.	Office Lease Agreement for the office located at Floor 3, Tower F, Sunshine 100, No.2 Guanghua Road, with a term commencing from January 1, 2009 and ending on December 31, 2013 between Beijing Juyuan Hongbao Real Estate Agency Co., Ltd. (Affiliate of Founder) and WFOE.

2.	Office Lease Agreement for the office located at Floor 26, Tower A, Oriental Media Center, No.4 Guanghua Road, with a term commencing from January 1, 2009 and ending on December 31, 2013 between Beijing Juyuan Hongbao Real Estate Agency Co., Ltd. and WFOE.

3.	Office Lease Agreement for the office located at Room 3306, Tower B, Sunshine 100, No.2 Guanghua Road, with a term commencing from January 1, 2009 and ending on December 31, 2013 between Beijing Juyuan Hongbao Real Estate Agency Co., Ltd. and WFOE.

4.	Office Lease Agreement for the office located at Room 3202, Tower B, Sunshine 100, No.2 Guanghua Road, with a term commencing from January 1, 2009 and ending on December 31, 2013 between Beijing Juyuan Hongbao Real Estate Agency Co., Ltd. and WFOE.

5.	Car Rental Agreement for 10 cars, with a term commencing from January 1, 2009 and ending on December 31, 2013 between Zhongche Lianhua (Beijing) Car Rental Co., Ltd. (Affiliate of Founder) and WFOE.
Loan Agreement
1.	HK Sub and WFOE entered into a Loan Agreement in September, 2008, according to which WFOE borrowed a sum of shareholder loan (bearing no interest) from HK Sub with the principal amount of US$18,000,000. This Agreement has been registered with the State Administration of Foreign Exchange Guangxi Zhuang Autonomous Region Branch in September, 2008.

SCHEDULE 3.19(b)
ENFORCEABILITY OF CONTRACTS
1.	Mr. Dang and Ms. Bai, as shareholders of each of the Shanghai Haobangyang Advertising Co., Ltd., and Hubei Haobangyang Advertising Co., Ltd. pledged their respective equity interests in each of the Domestic Companies to the WFOE (collectively, the “Pledges”) under the Equity Pledge Agreements as set forth on Schedule 3.19(a). The Pledges will not become enforceable until they are registered with the relevant government authorities pursuant to applicable laws.

2.	The following control documents disclosed under Section 3.19(a) of Disclosure Schedule of the Second Share Subscription Agreement were terminated on August 26, 2009, due to the Group Companies’ internal restructuring.
Beijing Boda Charm Advertising Co., Ltd.
1.	Trademark, Trade Name and Domain Name License Agreement, dated March 28, 2008, between Nanning Jetlong Technology Co., Ltd. and Beijing Boda Charm Advertising Co., Ltd.

2.	Exclusive Technology Support Agreement, dated March 28, 2008, between Nanning Jetlong Technology Co., Ltd. and Beijing Boda Charm Advertising Co., Ltd.

3.	Option and Cooperation Agreement, dated June 25, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Boda Charm Advertising Co., Ltd., and Founder

4.	Option and Cooperation Agreement, dated June 25, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Boda Charm Advertising Co., Ltd., and Bai Qingmei

5.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Boda Charm Advertising Co., Ltd., and Founder

6.	Amendment to Option and Cooperation Agreement, dated June 25, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Boda Charm Advertising Co., Ltd., and Bai Qingmei

7.	Equity Pledge Agreement, dated June 25, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Boda Charm Advertising Co., Ltd., and Founder

8.	Equity Pledge Agreement, dated June 25, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Boda Charm Advertising Co., Ltd., and Bai Qingmei

9.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Boda Charm Advertising Co., Ltd., and Founder

10.	Amendment to Equity Pledge Agreement, dated June 25, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Boda Charm Advertising Co., Ltd., and Bai Qingmei

11.	Voting Rights Agreement, dated June 25, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Boda Charm Advertising Co., Ltd., and Founder

12.	Voting Rights Agreement, dated June 25, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Boda Charm Advertising Co., Ltd., and Bai Qingmei

13.	Proxy Agreement, dated June 25, 2008, between Nanning Jetlong Technology Co., Ltd. and Founder

14.	Proxy Agreement, dated June 25, 2008, between Nanning Jetlong Technology Co., Ltd. and Bai Qingmei

15.	dated June 25, 2008, between Founder and Bai Qingmei.
Beijing Yuanjing Ruishi Culture Co., Ltd.
1.	Option and Cooperation Agreement, dated July 30, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Yuanjing Ruishi Culture Co., Ltd., and Founder

2.	Option and Cooperation Agreement, dated July 30, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Yuanjing Ruishi Culture Co., Ltd., and Bai Qingmei

3.	Amendment to Option and Cooperation Agreement, dated July 30, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Yuanjing Ruishi Culture Co., Ltd., and Founder

4.	Amendment to Option and Cooperation Agreement, dated July 30, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Yuanjing Ruishi Culture Co., Ltd., and Bai Qingmei

5.	Equity Pledge Agreement, dated July 30, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Yuanjing Ruishi Culture Co., Ltd., and Founder

6.	Equity Pledge Agreement, dated July 30, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Yuanjing Ruishi Culture Co., Ltd., and Bai Qingmei

7.	Amendment to Equity Pledge Agreement, dated July 30, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Yuanjing Ruishi Culture Co., Ltd., and Founder

8.	Amendment to Equity Pledge Agreement, dated July 30, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Yuanjing Ruishi Culture Co., Ltd., and Bai Qingmei

9.	Trademark, Trade Name and Domain Name License Agreement, dated June 6, 2008, between Nanning Jetlong Technology Co., Ltd. and Beijing Yuanjing Ruishi Culture Co., Ltd.

10.	Exclusive Technology Support Agreement, dated June 6, 2008, between Nanning Jetlong Technology Co., Ltd. and Beijing Yuanjing Ruishi Culture Co., Ltd.

11.	Voting Rights Agreement, dated July 30, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Yuanjing Ruishi Culture Co., Ltd., and Founder

12.	Voting Rights Agreement, dated July 30, 2008, among Nanning Jetlong Technology Co., Ltd., Beijing Yuanjing Ruishi Culture Co., Ltd., and Bai Qingmei

13.	Proxy Agreement, dated July 30, 2008, between Nanning Jetlong Technology Co., Ltd. and Founder

14.	Proxy Agreement, dated July 30, 2008, between Nanning Jetlong Technology Co., Ltd. and Bai Qingmei

15.	dated July 30, 2008, between Founder and Bai Qingmei

SCHEDULE 3.21
INSURANCE
(a)	Each of the Domestic Companies has been contributing the statutory social security insurance (including pension insurance, medical insurance, unemployment insurance, birth insurance, work-related injury insurance and accumulated housing fund) for its employees in accordance with the applicable Law of the PRC.

(b)	Automobile Insurance:
(1)	Shanghai Haobangyang Advertising Co., Ltd. purchased (i) a car insurance policy for a Buick minivan owned under its name (registration number GD7292) with the insurance period from December 26, 2008 to December 25, 2009, (ii) a car insurance policy for a Volkswagen Santana owned under its name with the insurance period from December 17, 2008 to December 16, 2009.

(2)	Beijing Shidai Charm Advertising Co., Ltd. purchased a car insurance policy for a Honda Accord owned under its name (registration number Y79931) with the insurance period from July 25, 2009 to July 24, 2010.

SCHEDULE 3.22(a)
RELATED PARTY TRANSACTIONS
1.	See Schedule 3.4(1).
2.	The WFOE rented 4 office locations from the Founder’s Affiliate, Beijing Juyuan Hongbao Real Estate Agency Co., Ltd. See Section 3.19(a) for the relevant Lease Agreements.
3.	The WFOE has rented 10 cars from the Founder’s Affiliate, Zhongche Lianhua (Beijing) Auto Rental Co., Ltd. See Section 3.19(a) for the relevant Auto Rental Agreements.

SCHEDULE 3.23(a)
EMPLOYEES
List of Key Employees

Name	Position/Function
Founder	Chairman of the Board of Directors and Chief Executive Officer of the Company
Dina Liu	Director of the Company
Lee Li	Chief Executive Officer of Advertising Agency Business
Wei Zhou	Chief Financial Officer
Hongmei Zheng	Vice President of the Company
Weimin Li	Vice President of the Company
Xiao Kun	Vice President of the Company
Meifeng Peng	Vice President of the Company
Su-Chieh Hsing	Chief Creative Director

SCHEDULE 3.24
EMPLOYEE BENEFITS
(a)	For vice president and director level team leaders, their annual bonus is determined by the Chief Executive Officer based upon the achievement of their annual performance targets, and is paid on a pro-rata basis.

(b)	For junior staff, their annual bonus scheme varies by the employee’s position and department, such that the employees of sales department are paid upon a commission basis and the remaining employees are paid based on their annual performance rating system.

(c)	For ESOP, please see Schedule 3.4(1).

(d)	Each of the Domestic Companies has been contributing the statutory social security insurance (including pension insurance, medical insurance, unemployment insurance, birth insurance, work-related injury insurance and accumulated housing fund) for its employees in accordance with the applicable Law of the PRC.

SCHEDULE 3.25
SUBSTANTIAL CUSTOMERS

No.	Clients
1
2
3
4
5
6	PICC
7
8
9
10
The List of Substantial Customers was prepared based on the turnover amount for the 12-month period from October 1st 2008 to September 30th 2009.

SCHEDULE 3.27
THIRD PARTY CONSENT
See Schedule 3.6(3).

SCHEDULE 3.34
DISCLOSURE
1.	Due to their confidential nature, the Company will not provide the following documents to Aegis for review:
i.	Equity Joint Venture Agreement dated as of April 15, 2008, between Zhengzhou Zhanggong Winery Co., Ltd. and Beijing Shidai Charm Advertising Co., Ltd.;

ii.	Amendment to Equity Joint Venture Agreement dated as of May 19, 2008, between Henan Zhanggong Winery Co., Ltd. and Beijing Shidai Charm Advertising Co., Ltd.;

iii.	Amendment to Articles of Association of Zhanggong JV adopted on May 19, 2008 (See Schedule 3.17);

iv.	Cooperation Agreement, dated as of March 8, 2008, among Zhejiang Zhizhonghe Winery Co., Ltd., Zhizhonghe (Hong Kong) Limited and Beijing Shidai Charm Advertising Co., Ltd; and

v.	Amendment to the Cooperation Agreement executed in June, 2008, among Zhejiang Zhizhonghe Winery Co., Ltd., Zhizhonghe (Hong Kong) Limited, Beijing Shidai Charm Advertising Co., Ltd., and Wuzhou Zhizhonghe Health Food Co., Ltd.
2.	All copies of the Key Employees’ Employment Agreements disclosed under Section 3.19(a) of this Schedule will have the compensation-related sections concealed when they are provided to Aegis for review.

SCHEDULE 3A.3
CONFLICT OF INTEREST
See Item 3 and 4 of the Section 3.6 of this Schedule.

Schedule 6
Specific Events of Indemnity
1.	Any Tax liability of the Group and any Losses to Aegis arising from any Actions and Proceedings brought by any Government Authorities in the PRC against the Group in relation to transactions occurred prior to Closing as a result of the adoption of transfer pricing policies by the WFOE and any Domestic Companies (including, without limitation, any disagreement or challenge from the tax authorities in the PRC for the use of different profit margins by the WFOE and the Domestic Companies in the transfer pricing transactions which occurred prior to Closing).

2.	Any Tax liability of the Group and any Losses to Aegis arising from any stamp duties imposed by the Government Authority in the PRC in relation to contracts entered into by members of the Group companies for media investment and advertising agency services.

3.	Any Tax liability of the Group and any Losses to Aegis arising from the failure on the part of any Group Company in complying with the withholding obligations of individual income tax payable by its employees in accordance with applicable Laws and regulations in the PRC.

4.	Any liability of the Group and any Losses to Aegis arising from a breach of Clause 3.15(b).
Schedule 6

Exhibit A
Form of the Second Amended and Restated Registration Rights Agreement
[See Exhibit 4.9 of this Registration Statement]
Exhibit A

Exhibit B
Form of the Second Amended and Restated Shareholders Agreement
[See Exhibit 4.8 of this Registration Statement]
Exhibit B

Exhibit C
Form of the Cayman Legal Opinion
Exhibit C

*****

Exhibit D
Form of the PRC Legal Opinion
Exhibit D

*****

Exhibit E
Articles of Association
[See Exhibit 3.1 of this Registration Statement]
Exhibit E

Exhibit F
List of Domain Names

			Registered	Expiry
	Domain Name	Registered Owner	Time	Time
NO. 1	charmcommunications.hk	Beijing Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
NO. 2	charm-communications.hk	Beijing Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
Exhibit F

Exhibit G
Form of PHK JV Agreement
[See Exhibit 4.10 of this Registration Statement]
Exhibit G

Exhibit H
Form of the Assumption Agreement
Date:

Re:	Share Subscription Agreement between Mr. Dang He, Merry Circle Trading Limited, Charm Communications Inc. (the “Company”) and Aegis Media Pacific Ltd. regarding the subscription of shares in the Company by Aegis Media Pacific Ltd. dated [•] (the “Share Subscription Agreement”)
Words and expressions defined in the Share Subscription Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.
Reference is made to Clause 14.4(b) of the Share Subscription Agreement. By this Deed, [we/I] having [our registered office/residential address] at                                         , being an Affiliate of [transferor] and in our capacity as a permitted transferee, intending to become a shareholder of the Company hereby agree with the Company, Mr. Dang He and Merry Circle Trading Limited to comply with and be bound by all of the provisions of the Share Subscription Agreement (a copy of which has been delivered to us and which we have initialled and attached hereto for identification) in all respects as if we were a party to such Share Subscription Agreement and were named therein as [transferor] and a party thereto and on the basis that references therein to [transferor] and party thereto include a separate reference to us.
IN WITNESS WHEREOF this Deed has been executed by us and is intended to be and is hereby delivered on the date appearing at the head hereof.

SEALED with the COMMON SEAL of	)
)
and SIGNED for and on its behalf by	)
)
in the presence of:	)
Exhibit H

Exhibit I
Form of the PHK Shareholders’ Agreement
[See Exhibit 4.11 of this Registration Statement]